                                                                  Exhibit 1.1


                         -----------------------------
                             FINANCIAL STATEMENTS
                         -----------------------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
BIOVAIL CORPORATION
  Report of Management......................................     F-2
  Auditors' Report..........................................     F-3
  Consolidated Balance Sheets as at December 31, 1999 and
    1998....................................................     F-5
  Consolidated Statements of Income and Retained Earnings
    for the years ended December 31, 1999, 1998 and 1997....     F-6
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1999, 1998 and 1997........................     F-7
  Notes to the Consolidated Financial Statements............     F-8

FUISZ TECHNOLOGIES LTD.
  Report of Independent Accountants.........................    F-35
  Consolidated Balance Sheets...............................    F-36
  Consolidated Statements of Operations.....................    F-37
  Consolidated Statements of Stockholders' Equity...........    F-38
  Consolidated Statements of Cash Flows.....................    F-39
  Consolidated Statements of Comprehensive Loss.............    F-40
  Notes to Consolidated Financial Statements................    F-41

COMPILATION REPORT..........................................    F-63

COMMENTS FOR UNITED STATES READERS ON CANADIAN AND UNITED
  STATES REPORTING DIFFERENCES..............................    F-63

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
  Pro Forma Combined Statement of Operations for the year
    ended December 31, 1999 (unaudited).....................    F-64
  Notes to the Pro Forma Combined Financial Statements......    F-65

                              REPORT OF MANAGEMENT

    The Company's management is responsible for preparing the accompanying consolidated financial statements in conformity with accounting principles generally accepted in Canada. The effect of the application of accounting principles generally accepted in the United States is described in the notes to consolidated financial statements. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

    The Company maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Company's policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

    Ernst & Young LLP has been engaged by the Company's shareholders to audit the consolidated financial statements. During the course of their audit, Ernst & Young LLP reviewed the Company's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

    The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out the responsibility principally through its Audit Committee. The majority of the members of the Audit Committee are outside Directors. The Committee considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

    Management acknowledges its responsibility to provide financial information that is representative of the Company's operations, is consistent and reliable, and is relevant for the informed evaluation of the Company's activities.

              /s/ EUGENE N. MELNYK                            /s/ KENNETH G. HOWLING
                Eugene N. Melnyk                             Vice President, Finance
             Chairman of the Board                         and Chief Financial Officer

                                AUDITORS' REPORT

To the Board of Directors of Biovail Corporation

    We have audited the consolidated balance sheet of Biovail Corporation as at December 31, 1999 and the consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in Canada.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Chartered Accountants
Toronto, Canada,
February 29, 2000

                                AUDITORS' REPORT

To the Board of Directors of BIOVAIL CORPORATION

    We have audited the consolidated balance sheets of Biovail Corporation as at December 31, 1998 and the consolidated statements of income and retained earnings and cash flows for each of the years in the two year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1998 in accordance with generally accepted accounting principles in Canada.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Chartered Accountants

Toronto, Canada
May 14, 1999

                              BIOVAIL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                        AS AT DECEMBER 31, 1999 AND 1998
        (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                                1999       1998
                                                              --------   --------
ASSETS
CURRENT
  Cash and cash equivalents (Note 4)........................  $178,086   $ 78,279
  Short-term investments (Note 5)...........................    65,893         --
  Accounts receivable (Note 6)..............................    60,571     42,768
  Inventories (Note 7)......................................    12,701     10,542
  Assets held for disposal (Note 3).........................    20,000         --
  Executive stock purchase plan loans (Note 8)..............        --      2,924
  Deposits and prepaid expenses.............................     3,172      3,357
                                                              --------   --------
                                                               340,423    137,870
LONG-TERM INVESTMENTS (Note 9)..............................        12     10,055
CAPITAL ASSETS, net (Note 10)...............................    45,300     23,677
OTHER ASSETS, net (Note 11).................................   249,402     28,317
                                                              --------   --------
                                                              $635,137   $199,919
                                                              ========   ========
LIABILITIES
CURRENT
  Accounts payable..........................................  $ 22,685   $ 12,244
  Accrued liabilities (Note 12).............................    31,107      4,129
  Income taxes payable......................................     3,585      1,004
  Customer prepayments......................................     4,962      4,516
  Current portion of long-term debt (Note 13)...............    12,016        653
                                                              --------   --------
                                                                74,355     22,546
LONG-TERM DEBT (Note 13)....................................   125,488    126,182
                                                              --------   --------
                                                               199,843    148,728
                                                              --------   --------
SHAREHOLDERS' EQUITY
  Share capital (Note 14)...................................   368,538     19,428
  Warrants (Note 14)........................................     8,244      8,244
  Retained earnings.........................................    57,252     24,748
  Cumulative translation adjustment.........................     1,260     (1,229)
                                                              --------   --------
                                                               435,294     51,191
                                                              --------   --------
                                                              $635,137   $199,919
                                                              ========   ========
  Commitments and contingencies (Note 20)

   The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board:

                /s/ EUGENE N. MELNYK                                        /s/ BRUCE D. BRYDON
     -------------------------------------------                -------------------------------------------
                  Eugene N. Melnyk                                            Bruce D. Brydon
                CHAIRMAN OF THE BOARD                              DIRECTOR AND CHIEF EXECUTIVE OFFICER

                              BIOVAIL CORPORATION

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
    (ALL DOLLAR AMOUNTS EXCEPT PER SHARE DATA ARE EXPRESSED IN THOUSANDS OF
                                 U.S. DOLLARS)

                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
REVENUE
  Product sales.............................................  $   99,526   $   69,154   $   50,333
  Research and development..................................      52,260       32,070       19,559
  Royalty and licensing.....................................      24,706       11,612       12,487
                                                              ----------   ----------   ----------
                                                                 176,492      112,836       82,379
                                                              ----------   ----------   ----------
EXPENSES
  Cost of goods sold........................................      35,078       28,593       16,471
  Research and development..................................      33,130       17,490       14,386
  Selling, general and administrative.......................      29,602       17,450       13,831
                                                              ----------   ----------   ----------
                                                                  97,810       63,533       44,688
                                                              ----------   ----------   ----------
OPERATING INCOME............................................      78,682       49,303       37,691
EQUITY LOSS (Note 3)........................................      (1,618)          --           --
INTEREST EXPENSE, net (Note 13).............................      (9,152)      (1,702)        (351)
GAIN ON DISPOSAL OF LONG-TERM INVESTMENTS, net..............       1,948           --           --
                                                              ----------   ----------   ----------
INCOME BEFORE INCOME TAXES AND GOODWILL AMORTIZATION........      69,860       47,601       37,340
PROVISION FOR INCOME TAXES (Note 16)........................       4,215        2,024        1,941
                                                              ----------   ----------   ----------
INCOME BEFORE GOODWILL AMORTIZATION.........................      65,645       45,577       35,399
GOODWILL AMORTIZATION, net of tax...........................       3,165          158          158
                                                              ----------   ----------   ----------
NET INCOME..................................................      62,480       45,419       35,241
RETAINED EARNINGS, BEGINNING OF YEAR........................      24,748       49,709       22,712
EXCESS OF COST OF COMMON SHARES ACQUIRED OVER THE STATED
  CAPITAL THEREOF (Note 14).................................     (29,976)     (70,380)          --
CONTRIBUTION TO INTELLIGENT POLYMERS LIMITED (Note 14)......          --           --       (8,244)
                                                              ----------   ----------   ----------
RETAINED EARNINGS, END OF YEAR..............................  $   57,252   $   24,748   $   49,709
                                                              ==========   ==========   ==========
EARNINGS PER SHARE BEFORE GOODWILL AMORTIZATION.............  $     1.28   $     0.86   $     0.69
GOODWILL AMORTIZATION PER SHARE.............................        0.06         0.01           --
                                                              ----------   ----------   ----------
EARNINGS PER SHARE (Note 15)................................  $     1.22   $     0.85   $     0.69
                                                              ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Note 15).................................................  51,271,000   53,282,000   51,212,000
                                                              ==========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                              BIOVAIL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
        (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                                1999       1998       1997
                                                              --------   --------   --------
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING
  ACTIVITIES

OPERATING
  Net income for the year...................................  $ 62,480   $ 45,419   $ 35,241
  Depreciation and amortization.............................    10,140      4,957      3,157
  Gain on disposal of long-term investments, net
    (Note 9)................................................    (1,948)        --         --
  Equity loss (Note 3)......................................     1,618         --         --
                                                              --------   --------   --------
                                                                72,290     50,376     38,398
Change in non-cash operating items (Note 18)................     8,723      3,197    (34,082)
                                                              --------   --------   --------
                                                                81,013     53,573      4,316
                                                              --------   --------   --------
INVESTING
  Additions to capital assets, net..........................    (7,784)    (3,744)    (2,664)
  Repayment (advance) of executive stock purchase plan loans
    (Note 8)................................................     3,100         10       (421)
  Acquisition of product rights (Note 11)...................   (38,340)    (4,000)        --
  Acquisition of Fuisz Technologies Ltd., net of cash
    acquired (Note 3).......................................   (43,720)        --         --
  Additions to short-term investments, net..................   (54,665)        --         --
  Decrease (increase) in other assets.......................        25       (176)       (86)
  Disposal (acquisition) of long-term investments
    (Note 9)................................................    11,991    (10,043)       (12)
  Acquisition of royalty interest...........................        --    (15,000)        --
                                                              --------   --------   --------
                                                              (129,393)   (32,953)    (3,183)
                                                              --------   --------   --------
FINANCING
  Repurchase of share capital (Note 14).....................   (30,593)   (72,141)        --
  Issuance of share capital (Note 14).......................   253,721      3,929      4,464
  Repurchase of subordinated convertible debentures.........   (74,545)        --         --
  Reduction in other long-term debt.........................      (667)   (21,838)    (2,202)
  Increase in other long-term debt..........................        --     19,143        373
  Issuance of U.S. Senior Notes, net of financing costs.....        --    120,400         --
                                                              --------   --------   --------
                                                               147,916     49,493      2,635
                                                              --------   --------   --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................       271       (109)       (19)
                                                              --------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.......................    99,807     70,004      3,749
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    78,279      8,275      4,526
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $178,086   $ 78,279   $  8,275
                                                              ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                              BIOVAIL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

1.  GOVERNING STATUTE AND NATURE OF OPERATIONS

    In December 1999, the shareholders of Biovail Corporation International approved a change in the name of the company to Biovail Corporation.

    Biovail Corporation ("Biovail" or the "Company") is incorporated under the laws of the province of Ontario. The Company is an international full-service pharmaceutical company engaged in the formulation, clinical testing, registration and manufacture of drug products utilizing advanced drug delivery technologies.

2.  SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. The accounting principles differ in certain respects from generally accepted accounting principles in the US as described in Note 23.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and those of all its subsidiaries. All significant intercompany transactions and balances have been eliminated.

    USE OF ESTIMATES

    In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of all financial assets and liabilities, other than long-term debt, approximates their carrying values at December 31, 1999 and 1998. Fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. The fair value of long-term debt is disclosed in Note 13.

    REVENUE RECOGNITION

    Research and development revenue represents fees earned from third party customers for services rendered or attainment of development and regulatory approval milestones, with respect to contract research and product development done on their behalf.

    Revenue from product sales is recognized when the product is shipped to the customer.

    Royalty revenue is recognized on an accrual basis in accordance with contractual agreements with third parties and is net of amounts payable to sublicensees.

    Licensing revenue is recognized at the date the license is granted unless there are specific events which must be completed under the terms of the licensing agreement in which case a portion of the revenue is deferred and recognized upon the completion of each specific event.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RESEARCH AND DEVELOPMENT

    The Company's policy is to expense as incurred all research and product development costs, net of investment tax credits, related to both costs incurred on its own behalf and on behalf of its third party customers. Technology acquired from others, which is still in research and development, is deferred and amortized over management's estimate of its useful life.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments with original maturities of three months or less when purchased.

    SHORT-TERM INVESTMENTS

    Short-term investments include highly liquid investments with original maturities greater than three months but less than one year when purchased. Short-term investments are carried at cost which approximates fair value.

    INVENTORIES

    Inventories are comprised of raw materials, work in process, and finished goods which are valued at the lower of cost and replacement cost. Cost is determined on the first-in, first-out basis.

    LONG-TERM INVESTMENTS

    Long-term investments are reported at cost less any provision which may be required to recognize a permanent decline in value.

    CAPITAL ASSETS AND RELATED DEPRECIATION

    Capital assets are recorded at cost less accumulated depreciation. Annual rates applied to depreciate the cost of capital assets over their estimated useful lives using the straight line basis are as follows:

Buildings...........................  25 years
Machinery and equipment.............  5-10 years
Other equipment.....................  3-5 years
Leasehold improvements..............  term of lease

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    OTHER ASSETS

    Other assets are amortized on a straight line basis as follows:

Goodwill............................  20 years
Royalty interests...................  15 years
Acquired in-process research and      15 years
  development.......................
Core technology.....................  15 years
Workforce...........................  10 years
Product rights......................  8-15 years
Deferred financing costs............  term of debt

    Goodwill and product rights are evaluated periodically, based on estimated cash flows computed on a discounted basis and if conditions warrant an impairment valuation is provided.

    Advertising and promotion costs related to new product launches are deferred and amortized over a one year period commencing at launch date.

    REPORTING CURRENCY AND FOREIGN CURRENCY TRANSLATIONS

    REPORTING CURRENCY

    The Company reports its financial statements in U.S. dollars, while the currency of measurement for the Company's operations varies depending upon location.

    FOREIGN CURRENCY TRANSACTIONS

    Monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historic rates. Revenue and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in earnings.

    SELF-SUSTAINING FOREIGN SUBSIDIARIES

    Assets and liabilities of self-sustaining foreign subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Revenue and expenses are translated at the average rate of exchange for the year. Gains or losses arising on the translation of financial statements of self-sustaining foreign subsidiaries are deferred and included as a separate component of shareholders' equity. The net change in the cumulative translation adjustment balance in the years presented is primarily due to fluctuations in the exchange rate with respect to the Swiss franc, Irish punt and Canadian dollar.

    CUSTOMER PREPAYMENTS

    Amounts received from customers as prepayments for goods or services to be provided in the future are recorded on the balance sheet as customer prepayments. When the goods or services are provided at a future date, they are billed to the customer at contractual rates.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK OPTION PLAN

    The Company has a stock option plan which is described in Note 14. No compensation expense is recognized for this plan when stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital.

    INCOME TAXES

    The Company follows the deferral method of income tax allocation.

    1998 AND 1997 FIGURES

    Goodwill amortization and certain other figures for 1998 and 1997 have been reclassified to conform to the 1999 presentation.

3.  ACQUISITION

(i) DESCRIPTION OF ACQUISITION

    On November 12, 1999, the Company completed the acquisition of Fuisz Technologies Ltd. ("Fuisz") for $177,897,000 including costs relating to the acquisition. Fuisz is an international company that is engaged in the development, manufacturing and commercialization of a wide range of drug delivery, nutraceutical and food ingredient products utilizing its proprietary CEFORM-Registered Trademark-, SHEARFORM-Registered Trademark-and other drug delivery technologies (the "Fuisz Technology").

    Fuisz was acquired through a series of transactions which began in July 1999 with the purchase of certain Fuisz common stock and the announcement on July 25, 1999 that the Company had entered into a merger agreement to acquire the remaining common stock of Fuisz in a two-stage transaction consisting of a cash tender offer and a stock-for-stock merger.

    By September 4, 1999, the Company had completed the acquisition of 49% of Fuisz's outstanding common stock for cash consideration of $75,565,000 pursuant to the cash tender offer and other purchase transactions. On November 12, 1999, Biovail acquired the remaining common stock of Fuisz by issuing 1,544,155 pre-split common shares of the Company, which includes 44,155 pre-split common shares to be issued (see Note 14) with a fair value of $96,006,000. Certain of these common shares are yet to be issued. The value of the common shares issued by the Company was determined by reference to the average market price of the Company's stock before and after the acquisition on November 12, 1999 and after giving effect to normal costs of issue of shares.

(ii) PURCHASE PRICE ALLOCATION

    The Company accounted for the acquisition of Fuisz as a step acquisition using the purchase method of accounting. The Company has recognized in these consolidated financial statements its 49% equity interest in the results of Fuisz for the period from September 4, 1999, the date it acquired significant influence, to November 12, 1999, the date of acquisition of control. The assets, liabilities, revenues and expenses of Fuisz have been included in these consolidated financial statements from November 12, 1999.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

3.  ACQUISITION (CONTINUED)

    The purchase price of $177,897,000 which includes acquisition costs of $6,326,000 was allocated as follows:

    Acquired in-process research and development................  $137,470
    Current assets..............................................    60,617
    Goodwill....................................................    37,224
    Assets held for disposal....................................    20,000
    Capital assets..............................................    16,893
    Core technology.............................................    11,185
    Workforce...................................................     2,041
    Other assets................................................       358
    Current liabilities.........................................   (21,820)
    Debt assumed................................................   (86,071)
                                                                  --------
    Purchase price..............................................  $177,897
                                                                  ========

(iii) ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

    The Fuisz Technology involves drug delivery platforms and the application of such platforms to specific product development programs. At the date of acquisition, Fuisz was involved in seventeen product development projects for a number of pharmaceutical companies which were in various stages of completion. With the exception of certain nutraceutical products, the Fuisz Technology has not been employed in any product which has received regulatory approval to date and was considered to have no alternative future use other than for the therapeutic indications for which it was in development or which may be developed. Accordingly, technological feasibility of the products related to the Fuisz Technology was not established at the acquisition date and was considered to be in-process research and development.

    Two of the projects have been submitted for approval with the applicable regulatory authorities. One project was submitted to the Food and Drug Administration ("FDA") in the US in June 1998 and the other was submitted to the Medical Control Agency in the UK in April 1998. The remaining fifteen projects are expected to be completed in accordance with Fuisz's contractual obligations with the relevant customers over the next eighteen months.

    The development projects were estimated to be 65% complete on average, estimated peak sales were approximately $942 million per annum, estimated costs to completion of these products were approximately $9.5 million and discount rates of 28% were used. The average time to full completion of the remaining work for the projects in development was estimated to be approximately twelve months. The work remaining to complete the products in development involved on-going formulation, bioequivalency, safety and efficacy studies and the submission of regulatory filings to seek marketing approvals. The principal risks relating to the acquired technology were the outcomes of such clinical trials and Biovail's ability to negotiate acceptable commercial terms with the pharmaceutical companies developing the products. As pharmaceutical products cannot be marketed without regulatory approvals, the Company will not receive any benefits unless regulatory approval is obtained.

    If the projects currently under development are successful, the Company expects that the Fuisz Technology will have extended life cycles. Because the Fuisz Technology is based on drug delivery, the technology can be applied to numerous products. Although the risk of technological feasibility is always present in each

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

3.  ACQUISITION (CONTINUED)

    product, the Company's strategy is to exploit the technology through numerous product developments which the Company expects will occur over at least the next fifteen years.

(iv) ASSETS HELD FOR DISPOSAL

    The Company determined, as part of its evaluation of the purchase, that certain operations of Fuisz were not strategic to Biovail's business plans and accordingly should be sold.

    Prior to the completion of the share exchange, on October 22, 1999, Fuisz agreed to sell all of the issued shares of three of its wholly owned European subsidiaries for proceeds of $28,700,000. Further, Fuisz agreed to assign all of the rights, privileges and advantages from its Cebutid trademark to the purchaser of its European subsidiaries for proceeds of $10,273,000. No gain or loss was recognized by the Company on these transactions as these subsidiaries were included in the purchase price allocation at their fair value when Biovail acquired its 49% interest in Fuisz.

    On December 1, 1999, Biovail entered into an agreement to sell all of the issued share capital of Clonmel Healthcare Limited ("Clonmel"), a pharmaceutical and antibiotic manufacturer and distributor, for proceeds of $20,000,000. The sale is expected to close in early 2000. No gain or loss was recognized by the Company on this transaction as this subsidiary was included at fair value in the purchase price allocation at November 12, 1999.

(v) PRO FORMA INFORMATION

    The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Fuisz as if the acquisition, disposals and repayment of convertible subordinated debentures had occurred January 1, 1998 (a full year of goodwill amortization and interest cost is included for both 1998 and 1999).

                                                                    1999       1998
                                                                  --------   --------
    Total revenue...............................................  $188,418   $125,835
    Net income (loss)...........................................  $ 21,892   $ (3,089)
    Earnings (loss) per share (basic)...........................  $   0.39   $  (0.05)

    These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had Fuisz been included in the Company's consolidated financial statements as of January 1, 1998. In addition, they do not purport to be indicative of future consolidated results of operations of the Company.

4.  CASH AND CASH EQUIVALENTS

                                                                  1999       1998
                                                                --------   --------
    Cash and bank certificates of deposit.....................  $ 38,776   $37,160
    Corporate debt securities.................................   139,310    41,119
                                                                --------   -------
                                                                $178,086   $78,279
                                                                ========   =======
    Corporate debt securities are carried at cost which
      approximates fair value.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

5.  SHORT-TERM INVESTMENTS

                                                                   1999       1998
                                                                 --------   --------
    Corporate debt securities..................................  $54,635    $    --
    Restricted cash............................................   11,258         --
                                                                 -------    -------
                                                                 $65,893    $    --
                                                                 =======    =======

    Restricted cash is pledged as collateral against an IRL 8,452,000 bank loan in connection with the 1997 acquisition of Clonmel by Fuisz. Under the terms of the sale of Clonmel, which is expected to close in early 2000, the Company will be required to repay the loan. Accordingly, the restricted cash is shown as a current asset.

6.  ACCOUNTS RECEIVABLE

                                                                   1999       1998
                                                                 --------   --------
    Trade and royalties........................................  $53,634    $36,638
    Other receivables..........................................    6,937      2,672
    Insurance claims recoverable...............................       --      3,458
                                                                 -------    -------
                                                                 $60,571    $42,768
                                                                 =======    =======

    The Company performs ongoing credit evaluations of customers and generally does not require collateral. Allowances are maintained for potential credit losses. At December 31, 1999, three customers accounted for 82% of trade and royalties receivable. At December 31, 1998, four customers accounted for 60% of trade and royalties receivables. The Company believes that there is no unusual exposure associated with the collection of these receivables.

    Insurance claims recoverable related to business interruption losses resulting from insurance damage in Puerto Rico in September 1998.

7.  INVENTORIES

                                                                   1999       1998
                                                                 --------   --------
    Raw materials..............................................  $ 5,149    $ 4,759
    Work in process............................................    4,258      5,478
    Finished goods.............................................    3,294        305
                                                                 -------    -------
                                                                 $12,701    $10,542
                                                                 =======    =======

8.  EXECUTIVE STOCK PURCHASE PLAN LOANS

    At December 31, 1998, Executive Stock Purchase Plan ("ESPP") loans of $2,924,000, made to finance the acquisition of shares of the Company on the open market by executive officers, were outstanding. The ESPP loans were secured by shares of the Company owned by executive officers, and bore interest at 1/4% over bank prime rate, equal to the Company's rate for borrowings. The loans were repaid during 1999.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

9.  LONG-TERM INVESTMENTS

    Long-term investments is comprised of 12,000 special shares of Intelligent Polymers Limited ("IPL"), acquired in 1998. These shares have no entitlement to profits of IPL.

    During 1999 the Company sold certain long-term investments, which had been acquired in 1998, for a net gain of $1,948,000.

10. CAPITAL ASSETS

                                                                   1999                      1998
                                                          -----------------------   -----------------------
                                                                     ACCUMULATED               ACCUMULATED
                                                            COST     DEPRECIATION     COST     DEPRECIATION
                                                          --------   ------------   --------   ------------
    Land................................................  $ 1,270      $    --      $ 1,220        $   --
    Buildings...........................................   17,423        3,724       14,972         2,864
    Machinery and equipment.............................   24,914        7,366       13,218         4,874
    Other equipment and leasehold improvements..........   15,873        3,090        4,061         2,056
                                                          -------      -------      -------        ------
                                                           59,480      $14,180       33,471        $9,794
                                                                       =======                     ======
    Less accumulated depreciation.......................   14,180                     9,794
                                                          -------                   -------
                                                          $45,300                   $23,677
                                                          =======                   =======

11. OTHER ASSETS

    The following table summarizes other assets net of accumulated amortization.

                                                                    1999       1998
                                                                  --------   --------
    Goodwill....................................................  $ 38,514   $ 3,277
    Acquired in-process research and development................   136,215        --
    Core technology and workforce...............................    13,096        --
    Product rights and royalty interests........................    56,945    20,522
    Other intangibles...........................................     4,632     4,518
                                                                  --------   -------
                                                                  $249,402   $28,317
                                                                  ========   =======

    Amortization amounted to $6,002,000, $1,883,000, and $441,000 in 1999, 1998
    and 1997, respectively.

    In December 1999, the Company acquired from IPL the product rights to IPL's generic version of Procardia XL for $25,000,000.

    In October 1999, the Company acquired from Elan Corporation plc ("Elan") the exclusive marketing rights for the US to Elan's generic version of Adalat CC. The product will be marketed by Teva Pharmaceuticals ("Teva"). The net cost to the Company was $9,000,000, which will be amortized over the life of the product.

    In November 1998, the Company completed the issue of U.S. Dollar Senior Notes, due 2005, for gross proceeds of $125,000,000. The expenses associated with this transaction have been deferred and are being amortized on a straight-line basis over the seven-year term of the debt.

    In March 1998, the Company completed the acquisition of the royalty interest held by Galephar Puerto Rico, Inc. Limited ("Galephar") in certain of the Company's products. The Company paid $15,000,000 to Galephar in full satisfaction of the Company's royalty obligations on the sales of Tiazac-Registered Trademark- and the Company's generic controlled release version of Cardizem CD in the US and Canada. In September 1998, the Company acquired from Centocor, Inc. the exclusive distribution rights in Canada for Retavase for $4,000,000.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

12. ACCRUED LIABILITIES

                                                                    1999       1998
                                                                  --------   --------
    Restructuring costs.........................................  $13,597     $   --
    Employee costs..............................................    4,528        836
    Professional fees...........................................    2,163        368
    Interest....................................................    1,736      1,715
    Royalties...................................................    1,331        594
    Product rights..............................................    1,524         --
    Other.......................................................    6,228        616
                                                                  -------     ------
                                                                  $31,107     $4,129
                                                                  =======     ======

    Restructuring costs accrued in relation to the acquisition of Fuisz consisted of $11.3 million for the settlement of contracts, $1.5 million for the termination of employees and $1.3 million of other costs. These costs were included in the determination of the net assets of Fuisz acquired. Since the date of acquisition, approximately $534,000 of these costs have been settled.

    Employee costs include $2.5 million of severance pay owing to certain Fuisz employees terminated prior to the acquisition by Biovail.

13. LONG-TERM DEBT

                                                                    1999       1998
                                                                  --------   --------
    NON-INTEREST BEARING GOVERNMENT LOAN
      Payable to Western Economic Diversification, a Canadian
        federal government agency. This loan is repayable on a
        semi-annual installment basis of $381,000 per
        installment with the final payment due in 2001..........  $  1,250   $  1,835

    U.S. DOLLAR SENIOR NOTES, DUE 2005
      Issued under an indenture dated November 16, 1998, the
        U.S. Dollar Senior Notes are general unsecured senior
        obligations of Biovail Corporation bearing interest at
        10 7/8%, payable semi-annually in arrears on May 15 and
        November 15 of each year. The U.S. Dollar Senior Notes
        mature on November 15, 2005.............................   125,000    125,000

    TERM BANK LOAN
      Term loan payable of IRL 8,452,000 and bears interest at
        the bank's reference rate plus margin (aggregate rate
        4.13% at December 31, 1999). This loan is collateralized
        by a cash balance of $11,258,000 and charges over the
        assets of Clonmel.......................................    10,799         --

    OTHER DEBT..................................................       455         --
                                                                  --------   --------
                                                                   137,504    126,835
    Less current portion........................................    12,016        653
                                                                  --------   --------
                                                                  $125,488   $126,182
                                                                  ========   ========

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

13. LONG-TERM DEBT (CONTINUED)

    On or after November 15, 2002, the U.S. Dollar Senior Notes will be redeemable at the option of the Company at the following prices if redeemed during the twelve months beginning November of the years indicated below:

                                                        PERCENTAGE OF PRINCIPAL
    YEAR                                                      OUTSTANDING
    ----                                                -----------------------
    2002..............................................          105.438%
    2003..............................................          102.719%
    2004..............................................          100.000%

    At any time on or before November 15, 2001, the Company may, at its option, redeem up to a maximum of 35% of the aggregate principal amount of the U.S. Dollar Senior Notes with the net cash proceeds of one or more equity offerings or the net cash proceeds received upon the exercise of warrants to purchase capital stock of the Company, at a redemption price equal to 110.875% of the principal amount thereof.

    At December 31, 1999, the fair value of the U.S. Dollar Senior Notes approximates its carrying value of $128,388,000. The fair value of the remaining debt approximates its carrying value.

    Interest expense on long-term debt amounted to $13,594,000, $2,358,000 and $199,000 in the years ended December 31, 1999, 1998 and 1997, respectively.

    Principal repayments on long-term debt are as follows:

    2000.......................................................  $ 12,016
    2001.......................................................       488
    2002.......................................................        --
    2003.......................................................        --
    2004.......................................................        --
    2005.......................................................   125,000
                                                                 --------
                                                                 $137,504
                                                                 ========

    Subsequent to the year end, the Company announced a tender for any and all its outstanding 10 7/8% U.S. Dollar Senior Notes at a redemption price of 110.951% of the principal amount. The initial expiration date for the tender offer is March 20, 2000. Holders who irrevocably agree to tender on or prior to March 6, 2000, will receive an additional 2% of the principal amount. These U.S. Dollar Senior Notes have been classified as long term debt based on the conditions that existed at the balance sheet date.

14. SHARE CAPITAL

    AUTHORIZED AND ISSUED SHARES

    In December, 1999, the shareholders of the Company authorized a 2 for 1 stock split to the issued common shares and an increase in authorized shares from 120,000,000 common shares to an unlimited number of common shares without par value. All share and per share amounts in these financial statements have been retroactively adjusted to give effect to the 2 for 1 stock split.

    In October 1999, the Company completed a share offering issuing 10,180,000 common shares for gross proceeds of $259 million less costs of $13.5 million.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

14. SHARE CAPITAL (CONTINUED)

    By resolutions of the Board of Directors dated August 11, 1998, and November 16, 1998, the Company implemented a stock repurchase program under which the Company was enabled to purchase up to 10% of its issued and outstanding common shares. Up to December 31, 1998, 4,543,800 common shares had been repurchased under this plan at a cost of $72,141,000. The excess of the cost of the common shares acquired over the stated capital thereof, totaling $70,380,000, was charged to retained earnings. In 1999, 1,465,400 common shares were repurchased at a cost of $30,593,000. The excess of the cost of the common shares acquired over the stated capital thereof, totaling $29,976,000 was charged to retained earnings.

                                                                  NUMBER OF SHARES    AMOUNT
                                                                  ----------------   --------
                                                                    (000'S)
    Balance, December 31, 1996..................................       50,854        $ 14,614
    Issued on the exercise of options...........................        2,466           4,434
    Issued under Employee Stock Purchase Plan...................            2              30
    Effect of exchange rate change..............................           --            (613)
                                                                       ------        --------
    Balance, December 31, 1997..................................       53,322          18,465
    Issued on the exercise of options...........................          940           3,886
    Issued under Employee Stock Purchase Plan...................            4              43
    Cancelled under stock repurchase program....................       (4,544)         (1,761)
    Effect of exchange rate change..............................           --          (1,205)
                                                                       ------        --------
    Balance, December 31, 1998..................................       49,722          19,428
    Issued on the exercise of options...........................          668           7,629
    Issued under Employee Stock Purchase Plan...................            3              40
    Cancelled under stock repurchase program....................       (1,465)           (617)
    Issued pursuant to equity offering..........................       10,180         246,052
    Issued on Fuisz acquisition(i)..............................        3,088          96,006
                                                                       ------        --------
    Balance, December 31, 1999..................................       62,196        $368,538
                                                                       ======        ========

    ----------------------------

    (i) Included in the issued and outstanding shares are 88,310 shares to be issued following the effectiveness of a registration statement with respect to the Fuisz acquisition.

    STOCK OPTION PLAN

    Under the Company's Stock Option Plan, as amended, (the "Plan") established in 1993 and approved by the shareholders at the Special Meeting held on March 28, 1994, the Company may grant to directors, officers, key employees, consultants and advisors, options to purchase common shares of the Company. The purpose of the Plan is to provide long-term incentives and rewards to certain of the Company's directors, officers, employees, consultants and advisors. The aggregate number of shares reserved for issuance under the Plan taking into consideration the 2 for 1 stock split shall not exceed 14,000,000 common shares. The number of shares reserved for issuance to any one person under the Plan together with shares which that person may acquire under any similar plan of the Company may not exceed 5% of the total issued and outstanding common shares. Under the Plan, the Company designates the maximum number of shares that are subject to an option. The exercise price per share of an option is the closing market price at which the shares are traded on the New York Stock Exchange on the day prior to the date the option is granted, or if not so traded, the average between the closing bid and ask prices thereof as reported for that day.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

14. SHARE CAPITAL (CONTINUED)

    The options vesting terms vary as per the type of options. Management options granted prior to 1999 vest as to one third each year commencing on the first anniversary of the grant and will expire on a date not later than five years from the date of the grant.

    Options granted in 1999 vest as follows: Executive options vest pursuant to the terms and conditions of the employment agreement, special options vest on the second anniversary date of the grant; management options vest as to one fourth each year commencing on the first anniversary of the grant and expire not later than seven years from the date of the grant.

    The following table summarizes the Company's stock option activity for the three years ended December 31, 1999 taking into effect the 2 for 1 stock split in December 1999:

                                                                  OPTIONS    WEIGHTED AVERAGE
                                                                  (000'S)     EXERCISE PRICE
                                                                  --------   ----------------
    Outstanding Balance, December 31, 1996......................    5,502         $ 6.57
    Granted.....................................................    2,358          15.43
    Exercised...................................................   (2,466)          1.80
    Cancelled...................................................     (354)         13.15
                                                                   ------         ------
    Outstanding Balance, December 31, 1997......................    5,040          12.57
    Granted.....................................................      602          17.57
    Exercised...................................................     (940)          4.13
    Cancelled...................................................     (280)         15.34
                                                                   ------         ------
    Outstanding Balance, December 31, 1998......................    4,422          13.82
    Granted.....................................................    1,684          37.15
    Exercised...................................................     (668)         11.42
    Cancelled...................................................     (214)         14.75
                                                                   ------         ------
    Outstanding Balance, December 31, 1999......................    5,224         $21.61
                                                                   ======         ======
    Exercisable at December 31, 1999............................    2,367         $13.22
                                                                   ======         ======

    The following table summarizes the information about options outstanding at December 31, 1999:

                                                           OUTSTANDING   AVERAGE CONTRACTUAL     WEIGHTED
    PRICE RANGE                                              OPTIONS       LIFE REMAINING      AVERAGE PRICE
    -----------                                            -----------   -------------------   -------------
                                                           (000'S)
    $10 - $15............................................     1,310              1.4              $11.22
    $15 - $20............................................     2,582              3.2              $16.42
    $20 - $30............................................       170              5.5              $26.57
    $30 - $45............................................     1,162              6.8              $44.14
                                                              -----
                                                              5,224              3.6              $21.61
                                                              =====

    EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan ("EPP") was approved by the shareholders at the Special Shareholder Meeting held on January 1, 1996 and was established in 1996. The purpose of the EPP is to provide a convenient method for full-time employees of the Company to participate in the share ownership

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

14. SHARE CAPITAL (CONTINUED)

    of the Company or to increase their share ownership in the Company via payroll or contractual deduction. Directors, senior officers or insiders of the Company are not eligible to participate in the EPP. The aggregate number of shares reserved for issuance under the Plan, taking into consideration the 2 for 1 stock split in December 1999, shall not exceed 600,000 common shares. At the discretion of a committee of the Board of Directors that will administer the EPP, the Company may issue directly from treasury or purchase shares in the market from time to time to satisfy the obligation under the EPP. A participant may authorize payroll or contractual deduction up to a maximum of 10% of the base salary or remuneration to be received during any purchase period. The purchase price shall be 90% of the fair market value per share of stock on the date on which the eligible period ends.

    WARRANTS

    In October, 1997, IPL completed a public offering of 3,737,500 units. Each unit comprised one common share of IPL and one warrant to purchase two post split common shares of the Company. The net proceeds to IPL of the offering before offering expenses amounted to approximately $69,500,000. On September 30, 1999, the units separated and the IPL common shares and the Company's warrants now trade independently of each other. The warrants are exercisable at a per share price of $20.00 from October 1, 1999 until September 30, 2002.

    In 1997, the Company recorded a credit to equity of $8,244,000 equal to the proceeds attributable to the warrants included in the offering as determined at the time of their issuance and recorded a charge to retained earnings to reflect the equivalent contributions to IPL.

15. EARNINGS PER SHARE

    Earnings per share, for all years presented, has been calculated using the weighted average number of common shares outstanding during the year after giving effect to the 2 for 1 stock split. Earnings per share in 1999, 1998 and 1997 on a fully diluted basis giving effect to the exercise of all options and warrants granted, would have been $1.09, $0.82 and $0.66 per share, respectively.

16. INCOME TAXES

    The major factors which caused variation from the Company's combined federal and provincial statutory income tax rate of 44.81% in 1999 and 1998 and 44.34% in 1997, applicable to income before income taxes are as follows:

                                                                    1999       1998       1997
                                                                  --------   --------   --------
    Provision for income taxes based on statutory rate..........  $ 31,303   $ 21,258   $ 16,486
    Reduction in income taxes resulting from income of foreign
      subsidiaries taxed at lower effective rate................   (36,925)   (22,970)   (14,331)
    Benefit of current year losses not recognized for accounting
      purposes..................................................     9,661      3,736         --
    Large Corporation Tax.......................................       176         --         --
    Benefit of utilization of losses carried forward............        --         --       (214)
                                                                  --------   --------   --------
                                                                  $  4,215   $  2,024   $  1,941
                                                                  ========   ========   ========

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

16. INCOME TAXES (CONTINUED)

    At December 31, 1999, the Company has accumulated non-capital losses for federal and provincial income tax purposes in Canada and unclaimed Canadian investment tax credits for which no accounting benefit has been recognized and which can be used to offset future taxable income and/or reduce income taxes payable. These losses and investment tax credits expire as follows:

                                                                   NON-CAPITAL LOSSES
                                                                  ---------------------   INVESTMENT
                                                                  FEDERAL    PROVINCIAL   TAX CREDITS
                                                                  --------   ----------   -----------
    2000........................................................   $   --      $ 3,791      $   470
    2001........................................................       --        3,263          454
    2002........................................................       --        1,173          432
    2003........................................................       --        2,896          137
    2004........................................................       50          119          436
    2005........................................................    4,956        5,271          505
    2006........................................................       --        6,042        1,129
    2007........................................................       --           --        1,600
    2008........................................................       --           --        2,053
    2009........................................................       --           --        3,217
                                                                   ------      -------      -------
                                                                   $5,006      $22,555      $10,433
                                                                   ======      =======      =======

    The benefits of these losses carried forward and investment tax credits will be recorded when realized.

    As of December 31, 1999, the Company has available net operating loss carry forwards in the US of approximately $75,375,000. These losses, which are subject to restrictions, expire at various dates as follows:

                                                                  NET OPERATING
                                                                     LOSSES
    2003........................................................     $   113
    2004........................................................         165
    2005........................................................         564
    2006........................................................          64
    2007........................................................       4,507
    2008........................................................       6,068
    2009........................................................       6,746
    2010........................................................       3,109
    2011........................................................      16,424
    2012........................................................      15,483
    2018........................................................      22,132
                                                                     -------
                                                                     $75,375
                                                                     =======

    In addition, the Company has pooled research and development expenditures amounting to approximately $34,000,000 available for offset against future taxable income. The tax benefit of these expenditures has not been recognized in these financial statements.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

17. OPERATING LEASES

    Minimum lease commitments under operating leases for each of the next five years are as follows:


2000.....................................................   $4,795
2001.....................................................    4,376
2002.....................................................    2,907
2003.....................................................    1,228
2004.....................................................    1,258
Thereafter...............................................      958

18. CHANGE IN NON-CASH OPERATING ITEMS

                                                                   1999       1998       1997
                                                                  -------   --------   --------
    Accounts receivable.........................................  $(9,973)  $(10,036)  $(23,145)
    Inventories.................................................   (1,560)     6,307     (8,622)
    Deposits and prepaid expenses...............................      693     (1,304)      (991)
    Accounts payable and accrued liabilities....................   16,613      5,563      3,315
    Income taxes payable........................................    2,604         (9)       201
    Customer prepayments........................................      346      2,676     (4,840)
                                                                  -------   --------   --------
                                                                  $ 8,723   $  3,197   $(34,082)
                                                                  =======   ========   ========

19. INTEREST AND INCOME TAXES PAID

                                                                    1999       1998       1997
                                                                  --------   --------   --------
    Interest paid...............................................  $14,526     $1,050     $  691
    Income taxes paid...........................................    1,831      2,153      1,736

20. LEGAL PROCEEDINGS

    In January, 1998, Andrx Pharmaceutical, Inc. ("Andrx") commenced action against the FDA, Faulding Inc., and Biovail seeking an order from the Court which would preclude the FDA from approving any subsequently-filed ANDAs, including the Company's filed ANDA for a generic version of Cardizem CD until Andrx receives from the FDA thirty days' prior notice of the FDA's intention to approve any such subsequently filed ANDA. Such notice would allow Andrx to attempt to seek court relief based on its position that as a first filer it is entitled to 180 days of market exclusivity. Biovail has asserted affirmative defenses based upon the Company's status as an unsued ANDA submitter. Biovail has also counter-sued Andrx for anti-trust law violations based on the filing of this suit and Andrx' entry into an alleged collusive agreement with Hoechst Marion Roussel relating to Andrx' generic Cardizem CD which could result in keeping generic competition from entering the marketplace in a regular and timely manner. The FDA has filed a motion seeking summary dismissal of Andrx' action. Andrx has filed its own motion to have its action dismissed, however, Biovail did not withdraw the Company's counterclaim because the issues that were the subject of Andrx' action have now overtaken the timelines contemplated in the action (Andrx and Biovail have both launched their respective generic versions of Cardizem CD and Andrx' main action was dismissed), Biovail's counterclaim has been dismissed. Biovail has nevertheless launched an appeal to the

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

20. LEGAL PROCEEDINGS (CONTINUED)

    dismissal of its counterclaim even though Andrx' main action against the FDA and Biovail has long since been terminated.

    In March, 1998, Biovail commenced an action in the District of New Jersey against Hoechst Aktiengesellschaft and related parties to recover three times the Company's monetary damages and for injunctive relief for the alleged violation by the defendants of the anti-trust laws of the United States, for breach of contract, deceptive trade practices and restraint of trade, unfair competition and other violations for the common law. A reasonable estimation of the Company's potential recovery for damages cannot be made at this time.

    From time to time, Biovail becomes involved in various legal proceedings which Biovail considers to be in the ordinary course of business. The vast majority of these proceedings involve intellectual property issues that often result in patent infringement suits brought by patent holders upon the Company's filing of ANDA applications. The timing of these actions is mandated by statute and may result in a delay of FDA's approval for such filed ANDAs until the final resolution of such actions or the expiry of 30 months, whichever occurs earlier.

    In this regard, Biovail and the Company's wholly owned subsidiary Biovail Laboratories, Inc. ("Biovail Laboratories"), have been sued in separate lawsuits by Bayer AG and Bayer Corporation, as well as by Pfizer, Inc., upon the filing by Biovail Laboratories of separate ANDAs for generic versions of Procardia XL and Adalat CC. These actions make the usual, technical claims of infringement that, if successful, mandate a delay for the approval of the Company's ANDAs for a period of 30 months or until successful resolution of these patent infringement questions, whichever occurs first. Biovail Laboratories is vigorously defending these suits and will aggressively pursue motions for summary judgment in due course.

    These four actions have been consolidated into two actions by the court. Biovail has denied the allegations and has pleaded affirmative defences that the patents are invalid, have not been infringed, and unenforceable.

    On April 23, 1998, Biovail also filed a four-count Complaint against Bayer AG, Bayer Corporation and Pfizer Inc. seeking a declaratory judgment that their patents are invalid, unenforceable, and not infringed by the Company's ANDAs. Biovail intends to amend the Complaint in due course to assert that their patent has not been infringed by the filing of all four ANDAs by Biovail Laboratories Inc. Biovail has also asserted that Bayer Corporation and Pfizer Inc. have violated anti-trust laws and have interfered with the Company's prospective economic advantage. Bayer and Pfizer have filed a motion to dismiss the anti-trust and interference counts but that action has been stayed pending the conclusion of the main actions.

    On August 25, 1998, Andrx submitted to Biovail a Notice of Certification under the FDC Act wherein it certified that the ANDA filed by Andrx for a generic version of Tiazac did not infringe on the Company's Patent. As a result, in October 1998, Biovail commenced a patent infringement suit against Andrx. The FDA cannot approve Andrx's ANDA for a period of up to 30 months from the filing of the Company's suit or the date when Andrx successfully defends the Company's patent infringement suit, whichever first occurs. The trial of this action was recently completed but no judicial decision has been released.

    While Biovail is not currently able to determine the potential liability, if any, related to such matters, Biovail believes none of the matters, individually or in aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

20. LEGAL PROCEEDINGS (CONTINUED)

    In January 2000, Biovail Technologies Ltd. ("BTL"), commenced a suit against Dr. Richard Fuisz, the founder and former chairman of Fuisz--now BTL, Patrick Scrivens (the former CFO of Fuisz), Paul Kennedy (a former officer of Fuisz and Manager of Fuisz's European subsidiaries), John Fuisz (a former Board member of Fuisz) and others, in which a claim for damages has been asserted, resulting from a number of specific breaches. The Company believes it has meritorious claims.

    In the ordinary course of business from time to time the Company becomes involved in normal litigation reflective commercial or employment disputes. The Company is not aware of any action, commenced or threatened, that are discussed above or in combination has or may have a material impact on the Company or the Company's operations.

21. RESEARCH AND DEVELOPMENT ARRANGEMENTS

    IPL

    IPL was formed by the Company in July, 1997. In September, 1997, the Company concluded a development and license agreement (the "Development Contract") and a services agreement (the "Services Agreement") with IPL, whereby the Company develops on IPL's behalf once-daily controlled release branded generic versions of designated products. In October, 1997, IPL completed a public offering of 3,737,500 units resulting in net proceeds to IPL, before offering expenses, of approximately $69,500,000.

    The proceeds of the offering are being used by IPL primarily to make payments to the Company under the Development Contract. The Development Contract provides for the Company to conduct product development in respect of certain designated products. Such costs are being computed with respect to internal costs incurred by the Company at its fully absorbed cost plus a mark-up, consistent with contractual relationships the Company has with other third parties.

    Revenue received by the Company from IPL pursuant to the Development Contract, was $33.0 million, $9.7 million and $9.6 million for 1999, 1998 and 1997 respectively. The cost of providing these services amounted to $19.8 million, $6.6 million and $4.2 million for 1999, 1998 and 1997 respectively.

    Included in 1997 revenue was $3.5 million for access to and use by IPL of the Company's proprietary technology in connection with product development.

    The Company, as the holder of all of the issued and outstanding special shares of IPL, has an option, exercisable at its sole discretion, to purchase all, but not less than all, of the outstanding common shares of IPL commencing on the closing date of the offering and ending on the earlier of
    (i) September 30, 2002, or (ii) the 90(th) day after the date IPL provides the Company with quarterly financial statements showing cash or cash equivalents of less than $3 million. If the purchase option is exercised, the purchase price calculated on a per share basis would be as follows:

                                                                  PURCHASE OPTION
                                                                  EXERCISE PRICE
                                                                  ---------------
    Before October 1, 2000......................................      $39.06
    On or after October 1, 2000 and on or before September 30,
      2001......................................................       48.83
    On or after October 1, 2001 and on or before September 30,
      2002......................................................       61.04

    The purchase option exercise price may be paid in cash or the Company's common shares, or any combination of the foregoing, at the Company's sole discretion.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

21. RESEARCH AND DEVELOPMENT ARRANGEMENTS (CONTINUED)

    During 1999, under the terms of its Development Contract, Biovail acquired the rights to Procardia XL for $25 million.

    TEVA PHARMACEUTICALS

    In December 1997, the Company entered into an agreement with a subsidiary of Teva for the development and marketing of twelve generic oral controlled release products. Eight of the twelve products have been identified. As at December 31, 1999, generic versions of Trental, Cardizem CD, Adalat CC and Diltiazem SR have been approved by the FDA and ANDAs for four others have been filed with the FDA.

    The Company will incur all costs and expenses for the development and registration of the eight identified products. The Company and Teva will jointly select and equally share the costs associated with the development and registration of the four products in the process of being identified.

    Under the terms of the agreement, Teva was obligated to pay the Company an aggregate of $34.5 million, subject to certain milestones. Of the $34.5 million, $23.5 million related to reimbursement of research and development costs and $11.0 million to the initial purchase of product. Revenue received by the Company from Teva pursuant to the agreement for reimbursement of research and development costs was $13.5 million and $10.0 million for 1998 and 1997 respectively. Pursuant to an agreement signed with Teva, the Company earned research and development revenues of $4.8 million in 1999.

    Product sales to Teva were $19.1 million, $5.0 million and $6.0 million for 1999, 1998 and 1997 respectively.

    H. LUNDBECK A/S

    In December, 1998, the Company entered into an agreement with H. Lundbeck A/S ("Lundbeck") based in Denmark, for formulation, development, manufacture and supply of a novel controlled-release formulation of the anti-depressant Citalopram.

    Under the terms of the agreement, Lundbeck will pay the Company product development fees aggregating $8.5 million, subject to certain milestones.

    Revenue received by the Company from Lundbeck for product development, pursuant to the agreement, was $2 million in the year ended December 31, 1999 and $3.5 million in 1998.

22. SEGMENTED INFORMATION AND MAJOR CUSTOMERS

    Biovail is an international full service pharmaceutical company. The Company operates in a single industry and is engaged in formulation, clinical testing, registration and manufacture of drug products utilizing advanced drug delivery technologies.

    Organizationally, the Company's operations consist of three segments--Product Sales, Research and Development, and Royalty and Licensing. The segments are determined based on several factors including customer base, the nature of the product or service provided, delivery channels and other factors.

    The PRODUCT SALES segment covers sales of production from the Company's Puerto Rico and Canadian facilities and sales by Crystaal, the Canadian marketing division of the Company.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

22. SEGMENTED INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

    The RESEARCH AND DEVELOPMENT segment covers all revenues generated by the Company's integrated research and development facilities, and comprises research and development services provided to third parties, including IPL, and product development milestone fees.

    The ROYALTY AND LICENSING segment covers royalty revenues received from licensees in respect of products for which the Company has manufacturing, marketing and/or intellectual property rights.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating income after deducting selling, general and administrative expense attributable to the business units. Corporate general and administrative expense, and interest expense, are not allocated to segments. Depreciation expense related to manufacturing and research and development assets is allocated to the Product Sales and Research and Development segments, respectively. Amortization expense related to royalty interests is allocated to the Royalty and Licensing segment. Amortization expense related to product rights is allocated to the Product Sales segment. Amortization and depreciation of administrative assets are included as a component of selling, general and administrative expense.

    The following table sets forth information regarding segment operating income and segment assets:

                                                                      RESEARCH      ROYALTY
                                                          PRODUCT        AND          AND
    1999                                                   SALES     DEVELOPMENT   LICENSING    TOTAL
    ----                                                  --------   -----------   ---------   --------
    Revenues from external customers....................  $ 99,526     $ 52,260     $24,706    $176,492
                                                          --------     --------     -------    --------
    Segment operating income............................    46,302       16,948      24,292      87,542
    Unallocated amounts
      Selling, general and administrative expenses......                                         (8,860)
      Equity loss.......................................                                         (1,618)
      Interest expense, net.............................                                         (9,152)
      Gain on disposal of long-term investments, net....                                          1,948
                                                                                               --------
    Income before income taxes and goodwill
      amortization......................................                                       $ 69,860
                                                                                               ========
    Total assets for operating segments.................  $139,076     $169,767     $18,888    $327,731
    Cash and investments not allocated to segments......                                        183,937
    Other unallocated assets............................                                        123,469
                                                                                               --------
    Total consolidated assets...........................                                       $635,137
                                                                                               ========
    Expenditure on capital and other assets
      Attributable to segments..........................  $ 43,137     $  2,562     $    --    $ 45,699
      Other unallocated assets..........................                                            425
                                                                                               --------
                                                                                               $ 46,124
                                                                                               ========
    Amortization of capital and other assets
      Attributable to segments..........................  $  3,130     $  4,507     $ 1,416    $  9,053
      Unallocated.......................................                                          1,087
                                                                                               --------
                                                                                               $ 10,140
                                                                                               ========

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

22. SEGMENTED INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

                                                                       RESEARCH      ROYALTY
                                                           PRODUCT        AND          AND
    1998                                                    SALES     DEVELOPMENT   LICENSING    TOTAL
    ----                                                   --------   -----------   ---------   --------
    Revenues from external customers.....................  $69,154      $32,070      $11,612    $112,836
                                                           -------      -------      -------    --------
    Segment operating income.............................   30,780       13,047       11,272      55,099
    Unallocated amounts
      Selling, general and administrative expenses.......                                         (5,796)
      Interest income, net...............................                                         (1,702)
                                                                                                --------
    Income before income taxes and goodwill
      amortization.......................................                                       $ 47,601
                                                                                                ========
    Total assets for operating segments..................  $86,420      $ 7,845      $18,016    $112,281
    Cash and investments not allocated to segments.......                                         78,503
    Other unallocated assets.............................                                          9,135
                                                                                                --------
    Total consolidated assets............................                                       $199,919
                                                                                                ========
    Expenditure on capital and other assets
      Attributable to segments...........................  $ 6,383      $   740      $15,000    $ 22,123
      Other unallocated assets...........................                                          5,385
                                                                                                --------
                                                                                                $ 27,508
                                                                                                ========
    Amortization of capital and other assets
      Attributable to segments...........................  $ 2,209      $   842      $ 1,482    $  4,533
      Unallocated........................................                                            423
                                                                                                --------
                                                                                                $  4,956
                                                                                                ========

                                                                        RESEARCH      ROYALTY
                                                            PRODUCT        AND          AND
    1997                                                     SALES     DEVELOPMENT   LICENSING    TOTAL
    ----                                                    --------   -----------   ---------   --------
    Revenues from external customers......................  $50,333      $19,559      $12,487    $82,379
                                                            -------      -------      -------    -------
    Segment operating income..............................   24,854        3,589       11,992     40,435
    Unallocated amounts
      Selling, general and administrative expenses........                                        (2,744)
      Interest expense, net...............................                                          (351)
                                                                                                 -------
    Income before income taxes and goodwill
      amortization........................................                                       $37,340
                                                                                                 =======
    Total assets for operating segments...................  $69,308      $ 6,448      $ 5,005    $80,761
    Cash and investments not allocated to segments........                                         6,078
    Other unallocated assets..............................                                         6,900
                                                                                                 -------
    Total consolidated assets.............................                                       $93,739
                                                                                                 =======
    Expenditure on capital and other assets
      Attributable to segments............................  $ 1,700      $   870      $    --    $ 2,570
      Other unallocated assets............................                                           179
                                                                                                 -------
                                                                                                 $ 2,749
                                                                                                 =======

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

22. SEGMENTED INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

                                                                        RESEARCH      ROYALTY
                                                            PRODUCT        AND          AND
    1997                                                     SALES     DEVELOPMENT   LICENSING    TOTAL
    ----                                                    --------   -----------   ---------   --------
    Amortization of capital and other assets
      Attributable to segments............................  $ 1,756      $   716      $   392    $ 2,864
      Unallocated.........................................                                           256
                                                                                                 -------
                                                                                                 $ 3,120
                                                                                                 -------

    GEOGRAPHIC INFORMATION

    The following table sets out certain geographic information relative to the
    Company:

                                                   REVENUE (I)                 LONG-LIVED ASSETS (II)
                                          ------------------------------   ------------------------------
                                            1999       1998       1997       1999       1998       1997
                                          --------   --------   --------   --------   --------   --------
    Canada..............................  $ 16,069   $ 10,735   $11,938    $ 32,523   $23,786    $20,079
    United States.......................   116,566     76,498    57,965     201,580        --         --
    Caribbean...........................    33,000      9,660     9,639          --        --         --
    Puerto Rico and Barbados............        --         --        --      60,272    27,694      9,889
    Other foreign countries.............    10,857     15,943     2,837         327       514        775
                                          --------   --------   -------    --------   -------    -------
                                          $176,492   $112,836   $82,379    $294,702   $51,994    $30,743
                                          ========   ========   =======    ========   =======    =======

    ----------------------------

    (i) Revenues are attributed to countries based on location of customer.

    (ii) Consists of capital and other assets, net.

    INFORMATION ABOUT MAJOR CUSTOMERS

    External customers accounting for 10% or more of the Company's revenues in 1999 are set out as follows:

                                          % OF TOTAL
    1999                       REVENUE     REVENUES    INCLUDED IN REPORTABLE SEGMENT
    ----                       --------   ----------   ---------------------------------------------------
    Forest                     $73,569        42       Product Sales (34%), Royalties (7%), Research and
      Laboratories Inc......                             Development (1%)
    Teva....................   $23,911        14       Product Sales (11%), Research and Development (3%)
    IPL.....................   $33,000        19       Research and Development

    External customers accounting for 10% or more of the Company's revenues in 1998 are set out as follows:

                                          % OF TOTAL
    1998                       REVENUE     REVENUES    INCLUDED IN REPORTABLE SEGMENT
    ----                       --------   ----------   ---------------------------------------------------
    Forest                     $57,159        51       Product Sales
      Laboratories Inc......
    Teva....................   $18,502        16       Product Sales (4%), Research and Development (12%)

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which differ in certain material respects from those applicable in the United States ("US GAAP").

    The material differences as they apply to the Company's financial statements are as follows:

    a)  Balance sheet adjustments:

                                                                    1999        1998
                                                                  ---------   --------
    Deposits and prepaid expenses:
      Balance under Canadian GAAP...............................  $   3,172   $ 3,357
      Writeoff of product launch advertising costs (i)..........         --      (426)
                                                                  ---------   -------
    Balance under US GAAP.......................................      3,172     2,931
                                                                  =========   =======
    Long-term investments:
      Balance under Canadian GAAP...............................         12    10,055
      Adjustments for unrealized holding losses (ii)............         --      (877)
                                                                  ---------   -------
    Balance under US GAAP.......................................         12     9,178
                                                                  =========   =======
    Other assets, net:
      Balance under Canadian GAAP...............................    249,402    28,317
      Acquired in-process research and development (iii)........   (136,215)       --
      Acquired product right (iv)...............................    (25,000)       --
      Adjustment to value of goodwill (v).......................     (6,743)       --
                                                                  ---------   -------
    Balance under US GAAP.......................................     81,444    28,317
                                                                  =========   =======
    Shareholders' equity:
      Balance under Canadian GAAP...............................    435,294    51,191
      Current year net income adjustments.......................   (172,458)   (3,842)
      Cumulative prior year net income adjustments..............     (6,881)   (3,039)
      Collection of warrant subscription receivable (vi)........      5,957     1,929
      Cumulative employee stock options.........................     12,167     4,526
      Adjustment to value of shares issued (v)..................     (6,743)       --
      Unrealized holding losses on long-term investments........         --      (877)
                                                                  ---------   -------
    Balance under US GAAP.......................................  $ 267,336   $49,888
                                                                  =========   =======

    ----------------------------

     i) Under US GAAP, companies are required to write-off certain product launch and advertising costs incurred during the year. This adjustment represents the portion of product launch costs deferred under Canadian GAAP that is required to be written off under US GAAP.

     ii) Under US GAAP, specifically SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", the Company classified certain of its long-term securities as available-for-sale and accordingly was required to include the change in net unrealized holding gains or losses on these securities in other comprehensive income. During the year, these long-term securities were sold and the net gain is included in net income.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    iii) Under US GAAP, specifically SFAS No. 2 "Accounting for Research and Development Costs", acquired in-process research and development having no alternative future use must be written-off at the time of acquisition. The adjustment represents the value of the acquired in-process research and development, net of accumulated amortization, capitalized under Canadian GAAP.

    iv) Under US GAAP, specifically SFAS No. 2, the cost of intangibles that are purchased from others for a particular research and development project that have no alternative future use must be written-off at the time of acquisition. The adjustment represents the value of the intangible capitalized under Canadian GAAP.

     v) Under US GAAP, the acquisition of Fuisz would be valued based on the stock market price of the shares before and after the July 25, 1999 date of the agreement. Under Canadian GAAP, the acquisition was valued based on the average price at the date of acquisition. The effect is that under US GAAP the value of shares issued would be lower by $7,763,000 reducing the goodwill acquired by an equal amount. In addition, certain options were issued to consultants in connection with this acquisition with a fair value of $1,020,000 that have been included in the allocation of the purchase price with the effect of increasing goodwill acquired.

    vi) Under US GAAP, companies are required to record in paid-up capital an amount equal to the proceeds attributable to warrants as determined at the time of their issuance, along with an offsetting contra equity account, "Warrant subscription receivable". The contra account is amortized over the life of the warrants. Under Canadian GAAP, the offsetting amount was recorded as an immediate reduction in retained earnings.

    b)  The components of shareholders' equity under US GAAP are as follows:

                                                                    1999        1998
                                                                  ---------   --------
    Share Capital...............................................  $ 373,962   $23,954
    Warrants....................................................      8,244     8,244
    Warrant subscription receivable.............................     (2,287)   (6,315)
    Retained earnings (deficit).................................   (113,843)   26,111
    Accumulated other comprehensive income (loss)...............      1,260    (2,106)
                                                                  ---------   -------
                                                                  $ 267,336   $49,888
                                                                  =========   =======

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    c)  Reconciliation of net income (loss) under Canadian and US GAAP:

                                                                    1999        1998       1997
                                                                  ---------   --------   --------
    Net income under Canadian GAAP..............................  $  62,480   $45,419    $35,241
    US GAAP adjustments
      Reversal (write-off) of product launch advertising
        costs...................................................        426      (426)        --
      Collection of warrant subscription receivable.............     (4,028)   (1,179)      (750)
    Compensation cost for employee stock options (i)............     (7,641)   (2,237)    (1,669)
    Acquired in process research and development................   (136,215)       --         --
    Acquired product right......................................    (25,000)       --         --
                                                                  ---------   -------    -------
                                                                   (172,458)   (3,842)    (2,419)
                                                                  ---------   -------    -------
    Net income (loss) according to US GAAP......................  $(109,978)  $41,577    $32,822
                                                                  =========   =======    =======
    Earnings (loss) per share under US GAAP
      Basic.....................................................  $   (2.15)  $  0.78    $  0.64
      Fully diluted.............................................  $   (2.15)  $  0.76    $  0.62
    Weighted average number of common shares outstanding under
      US GAAP
      Basic.....................................................     51,271    53,282     51,212
      Fully diluted.............................................     54,087    54,472     53,238

    ----------------------------

    (i) Under US GAAP, specifically APB 25 "Accounting for Stock Issued to Employees", the Company recognizes compensation expense for certain employee stock option plans. No such expense is required to be determined under Canadian GAAP.

    In accordance with Statement of Financial Accounting Standard ("SFAS") No. 128 "Earnings per Share", basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Fully diluted earnings per share reflect the dilution that would occur if outstanding stock options and warrants were exercised or converted into common shares using the treasury stock method. The computation of diluted earnings per share does not include stock options and warrants with dilutive potential that would have an antidilutive effect on earnings per share.

    Under US GAAP, goodwill amortization would be included in the determination of operating income. Earnings per share before goodwill amortization would not be presented.

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    d)  Comprehensive income (loss):

    Under US GAAP, the following additional disclosure would be provided pursuant to the requirements of SFAS No. 130 "Reporting Comprehensive Income" which established standards for the reporting of comprehensive income and its components:

    STATEMENT OF COMPREHENSIVE INCOME (LOSS)                        1999        1998       1997
    ----------------------------------------                      ---------   --------   --------
    Net income (loss) under US GAAP.............................  $(109,978)  $41,577    $32,822
                                                                  ---------   -------    -------
    Other comprehensive income (loss), net of tax
      Foreign currency translation adjustment...................      2,489      (269)      (577)
      Unrealized holding loss on long-term investments..........         --      (877)        --
      Reclassification adjustment for gain on long-term
        investments included in net income......................        877        --         --
                                                                  ---------   -------    -------
    Other comprehensive income (loss)...........................      3,366    (1,146)      (577)
                                                                  ---------   -------    -------
    Comprehensive income (loss) under US GAAP...................  $(106,612)  $40,431    $32,245
                                                                  =========   =======    =======

                                                            1999                                   1998
                                            ------------------------------------   ------------------------------------
                                              FOREIGN     UNREALIZED                 FOREIGN     UNREALISED
    ACCUMULATED OTHER COMPREHENSIVE INCOME   CURRENCY      LOSSES ON                CURRENCY      LOSSES ON
    (LOSS) BALANCES                         TRANSLATION   INVESTMENTS    TOTAL     TRANSLATION   INVESTMENTS    TOTAL
    --------------------------------------  -----------   -----------   --------   -----------   -----------   --------
    Balance, beginning of year..........      $(1,229)       (877)       (2,106)       (960)          --       $  (960)
    Current year change.................        2,489         877         3,366        (269)        (877)       (1,146)
                                              -------        ----        ------      ------         ----       -------
    Balance, end of year................      $ 1,260          --         1,260      (1,229)        (877)      $(2,106)
                                              =======        ====        ======      ======         ====       =======

    e)  Cash flow adjustments:

                                                                    1999        1998       1997
                                                                  ---------   --------   --------
    Operating:
      Balance under Canadian GAAP...............................  $  81,013   $ 53,573   $ 4,316
        Acquired product right..................................    (25,000)        --        --
        Collection of warrant subscription receivable...........     (4,028)    (1,179)     (750)
                                                                  ---------   --------   -------
      Balance under US GAAP.....................................     51,985     52,394     3,566
                                                                  =========   ========   =======
    Investing:
      Balance under Canadian GAAP...............................   (129,393)   (32,953)   (3,183)
        Acquired product right..................................     25,000         --        --
                                                                  ---------   --------   -------
      Balance under US GAAP.....................................   (104,393)   (32,953)   (3,183)
                                                                  =========   ========   =======
    Financing:
      Balance under Canadian GAAP...............................    147,916     49,493     2,635
        Collection of warrant subscription receivable...........      4,028      1,179       750
                                                                  ---------   --------   -------
      Balance under US GAAP.....................................  $ 151,944   $ 50,672   $ 3,385
                                                                  =========   ========   =======

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    f) Under US GAAP, the following additional disclosure would be provided pursuant to the requirements of SFAS No. 109 "Accounting for Income Taxes":

    As at December 31, 1999, the Company has unused tax benefits of approximately $10,904,000 related to net operating loss and tax credit carry forwards which relate to the Canadian operations. In addition, the Company has net operating loss carry forwards relating to the US operations of approximately $26,950,000. Under US GAAP, a valuation allowance of an equivalent amount would be recognized to of the related deferred tax asset due to the uncertainty of realizing the benefit of the loss and tax carry forwards.

    Deferred income taxes have been provided on the following temporary differences:

                                                                    1999       1998       1997
                                                                  --------   --------   --------
    Deferred tax assets
      Canadian non-capital losses and tax credits...............  $ 16,865   $ 6,293    $ 10,497
      US net operating losses carry forward.....................    26,950        --          --
    Valuation allowance.........................................   (38,781)   (6,293)    (10,497)
                                                                  --------   -------    --------
                                                                  $  5,034   $    --    $     --
                                                                  ========   =======    ========
    Deferred tax liabilities: US technology.....................  $  5,034   $    --    $     --
                                                                  ========   =======    ========

    g) The Company accounts for compensation expense for certain members of its employee stock option plan under the provisions of Accounting Principals Board Opinion 25. Had compensation cost for the employee stock option plan been determined based upon fair value at the grant date for awards under this plan consistent with the methodology prescribed under SFAS
    No. 123--"Accounting for Stock-based Compensation", the Company's net income and earnings per share would have changed to the pro-forma amounts indicated below:

                                                                    1999        1998       1997
                                                                  ---------   --------   --------
    Net income (loss) as reported...............................  $(109,978)  $41,577    $32,822
    Estimated stock-based compensation costs....................      7,534     5,264      2,053
                                                                  ---------   -------    -------
    Pro forma net income (loss).................................  $(117,512)  $36,313    $30,769
                                                                  =========   =======    =======
    Pro forma earnings (loss) per share.........................  $   (2.29)  $  0.68    $  0.60
                                                                  =========   =======    =======

    The fair values of all options granted during 1999, 1998 and 1997 were estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                1999       1998       1997
                                                              --------   --------   --------
Expected option life (years)................................    3.81        4.0        4.0
Volatility..................................................   49.08       47.6       40.2
Risk-free interest rate.....................................    5.73       5.47       5.27
Dividend yield..............................................     nil        nil        nil

    The Black-Scholes model, used by the Company to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option

                              BIOVAIL CORPORATION

                 (TABULAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that these models do not necessarily provide a reliable single measure of the fair value of the Company's stock option awards.

    h) There were no impairment write-downs related to goodwill, product rights, or fixed assets required under US GAAP.

    i)  Recent Accounting Developments:

         i) The Financial Accounting Standards Board has issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement No. 137, which is required to be adopted in years beginning after June 15, 2000. The Company is determining the impact of the adoption of the new statement.

         ii) The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in December 1999, which summarizes certain views in applying generally accepted accounting principles to revenue recognition in financial statements. The statements in the staff accounting bulletins represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws. The impact of the application of this Staff Accounting Bulletin is currently being reviewed by the Company.

24. YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date to the year 2000 has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, supplier, or other third parties, have been fully resolved.

25. SUBSEQUENT EVENT

    On February 7, 2000, the Company announced that it had entered into an agreement to acquire a pharmaceutical manufacturing facility located in Dorado, Puerto Rico for $11,000,000. Included in the acquisition of this facility is the specialized production and packaging equipment. The closing date is scheduled for January 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Fuisz Technologies Ltd.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Fuisz Technologies Ltd. and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                      PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
February 25, 1999,
except for Note 18 for which the date is September 20, 1999

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   JUNE 30,
                                                                1997       1998       1999
                                                              --------   --------   ---------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  5,548   $  9,238   $  3,956
  Marketable securities.....................................    73,134     19,678     12,163
  Accounts receivable, net..................................    10,237     13,889     14,200
  Inventory.................................................     5,375      5,072      5,906
  Other current assets......................................     1,263      1,621      2,057
                                                              --------   --------   --------
    Total current assets....................................    95,557     49,498     38,282
Restricted cash.............................................    10,255     10,971     11,394
Property, plant and equipment, net..........................    22,941     26,554     25,187
Intangibles, net............................................    34,883     55,550     46,291
Other assets................................................     6,484      3,163      4,097
                                                              --------   --------   --------
    Total assets............................................  $170,120   $145,736   $125,251
                                                              ========   ========   ========

LIABILITIES, REDEEMABLE PREFERENCE SHARES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Lines of credit...........................................  $  1,042   $    633        514
  Current portion of notes payable..........................     2,679      2,266      2,027
  Accounts payable..........................................     8,973      8,159      8,143
  Accrued and other liabilities.............................     4,305      5,192      8,242
  Deferred revenue..........................................       622      2,664      1,025
                                                              --------   --------   --------
    Total current liabilities...............................    17,621     18,914     19,951
Notes payable...............................................    90,184     90,639     88,247
Other liabilities...........................................     1,534      1,735      1,375
                                                              --------   --------   --------
    Total liabilities.......................................   109,339    111,288    109,573
                                                              --------   --------   --------
Commitments and contingencies
Redeemable preference shares of subsidiary..................     1,173         --         --
                                                              --------   --------   --------

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.01 per share; authorized
  1,000,000 shares; none issued or outstanding..............        --         --         --
Common stock, par value $.01 per share; authorized
  50,000,000 shares; issued, 22,189,462, 22,541,638 and
  22,563,923 (unaudited), respectively; and outstanding
  22,189,462, 21,903,438 and 21,925,723 (unaudited) shares,
  respectively..............................................       222        225        225
Additional paid-in capital..................................   109,332    111,163    111,272
Accumulated deficit.........................................   (49,055)   (72,658)   (87,221)
Accumulated other comprehensive income (loss)...............      (891)     1,283     (3,033)
Treasury stock, at cost; 638,200 shares in 1998 and 1999
  (unaudited), respectively.................................        --     (5,565)    (5,565)
                                                              --------   --------   --------
    Total stockholders' equity..............................    59,608     34,448     15,678
                                                              --------   --------   --------
    Total liabilities, redeemable preference shares and
      stockholders' equity..................................  $170,120   $145,736   $125,251
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FOR THE YEARS ENDED          SIX MONTHS ENDED
                                                            DECEMBER 31,                 JUNE 30,
                                                   ------------------------------   -------------------
                                                     1996       1997       1998       1998       1999
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
OPERATING REVENUES:
  Product sales..................................  $    48    $ 11,968   $ 47,898   $ 23,977   $ 21,007
  Research and development.......................    2,426       5,390      4,334      2,833      1,051
  Licensing fees and other.......................    6,052       4,840      8,987      3,497     13,817
                                                   -------    --------   --------   --------   --------
      Total operating revenues...................    8,526      22,198     61,219     30,307     35,875
                                                   -------    --------   --------   --------   --------

OPERATING EXPENSES:
  Cost of sales..................................       --       7,807     27,924     14,850     12,751
  Research and development.......................    9,232      16,944     24,058     11,659     12,385
  Selling, general and administrative............    9,073      13,877     29,482     14,646     15,456
  Other operating expenses.......................       --       4,694         --         --      5,711
                                                   -------    --------   --------   --------   --------
      Total operating expenses...................   18,305      43,322     81,464     41,155     46,303
                                                   -------    --------   --------   --------   --------
Net operating loss...............................   (9,779)    (21,124)   (20,245)   (10,848)   (10,428)
                                                   -------    --------   --------   --------   --------

OTHER INCOME (EXPENSE), NET:
  Interest income................................    2,977       3,013      3,212      1,862        781
  Interest expense...............................       (4)     (1,490)    (7,357)    (3,413)    (3,387)
  Foreign currency gain (loss), net..............       --          --      1,172         --     (1,683)
                                                   -------    --------   --------   --------   --------
      Total other income (expense)...............    2,973       1,523     (2,973)    (1,551)    (4,289)
                                                   -------    --------   --------   --------   --------
Net loss before income taxes.....................   (6,806)    (19,601)   (23,218)   (12,399)   (14,717)
Income tax (provision) benefit...................       --          --       (361)        --        154
                                                   -------    --------   --------   --------   --------
Net loss.........................................  $(6,806)   $(19,601)  $(23,579)  $(12,399)  $(14,563)
                                                   =======    ========   ========   ========   ========

Net loss per share (basic and diluted)...........  $ (0.35)   $  (0.92)  $  (1.07)  $  (0.56)  $  (0.66)
                                                   =======    ========   ========   ========   ========
Weighted average shares outstanding (basic and
  diluted).......................................   19,496      21,234     22,129     22,259     21,925
                                                   =======    ========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          ACCUMULATED
                                  COMMON STOCK          TREASURY STOCK      ADDITIONAL       OTHER       ACCUMULATED
                              ---------------------   -------------------    PAID IN     COMPREHENSIVE      INCOME
                                SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL        DEFICIT         (LOSS)
                              ----------   --------   --------   --------   ----------   -------------   ------------
Balance, December 31,
  1995......................  18,038,987     $180           --   $     --    $ 54,452      $(22,629)       $    --
Secondary public offering of
  Common Stock, $25.00 per
  share, net of expenses....   1,894,550       19           --         --      35,764            --             --
Repayment of obligations
  under Section 16(b) of the
  Securities Exchange Act of
  1934......................          --       --           --         --          40            --             --
Exercise of stock options...     430,880        4           --         --         897            --             --
Exercise of warrants........      39,160        1           --         --         129            --             --
Purchase of treasury
  stock.....................          --       --     (100,000)      (775)         --            --             --
Issuance of 380,952 shares
  of stock in connection
  with employment
  agreement.................     280,952        3      100,000        775       2,222            --             --
Amortization of deferred
  compensation..............          --       --           --         --         (86)           --             --
Net loss....................          --       --           --         --          --        (6,806)            --
                              ----------     ----     --------   --------    --------      --------        -------
Balance, December 31,
  1996......................  20,684,529      207           --         --      93,418       (29,435)            --
Exercise of stock options...     215,699        2           --         --         741            --             --
Exercise of warrants........     194,828        2           --         --         996            --             --
Issuance of 1,000,000
  warrants in connection
  with license agreement....          --       --           --         --       2,294            --             --
Common Stock issued in
  connection with business
  acquisitions..............   1,094,406       11           --         --      11,883            --             --
Other comprehensive
  income....................          --       --           --         --          --            --           (891)
Dividends on redeemable
  preference shares.........          --       --           --         --          --           (19)            --
Net loss....................          --       --           --         --          --       (19,601)            --
                              ----------     ----     --------   --------    --------      --------        -------
Balance, December 31,
  1997......................  22,189,462      222           --         --     109,332       (49,055)          (891)
Exercise of stock options...     345,151        3           --         --       1,555            --             --
Exercise of warrants........       7,025       --           --         --          --            --             --
Purchases of treasury
  stock.....................          --       --     (638,200)    (5,565)         --            --             --
Other comprehensive
  income....................          --       --           --         --          --            --          2,174
Acceleration of stock option
  vesting...................          --       --           --         --         276            --             --
Dividends on redeemable
  preference shares.........          --       --           --         --          --           (24)            --
Net loss....................          --       --           --         --          --       (23,579)            --
                              ----------     ----     --------   --------    --------      --------        -------
Balance, December 31,
  1998......................  22,541,638      225     (638,200)    (5,565)    111,163       (72,658)         1,283
Exercise of stock options
  (unaudited)...............      22,285       --           --         --         109            --             --
Other comprehensive loss
  (unaudited)...............          --       --           --         --          --            --         (4,316)
Net loss (unaudited)........          --       --           --         --          --       (14,563)            --
                              ----------     ----     --------   --------    --------      --------        -------
Balance, June 30, 1999
  (unaudited)...............  22,563,923     $225     (638,200)  $ (5,565)   $111,272      $(87,221)       $(3,033)
                              ==========     ====     ========   ========    ========      ========        =======

                                DEFERRED
                              COMPENSATION
                                ON STOCK
                                OPTIONS
                                GRANTED       TOTAL
                              ------------   --------
Balance, December 31,
  1995......................    $  (101)     $ 31,902
Secondary public offering of
  Common Stock, $25.00 per
  share, net of expenses....         --        35,783
Repayment of obligations
  under Section 16(b) of the
  Securities Exchange Act of
  1934......................         --            40
Exercise of stock options...         --           901
Exercise of warrants........         --           130
Purchase of treasury
  stock.....................         --          (775)
Issuance of 380,952 shares
  of stock in connection
  with employment
  agreement.................         --         3,000
Amortization of deferred
  compensation..............        101            15
Net loss....................         --        (6,806)
                                -------      --------
Balance, December 31,
  1996......................         --        64,190
Exercise of stock options...         --           743
Exercise of warrants........         --           998
Issuance of 1,000,000
  warrants in connection
  with license agreement....         --         2,294
Common Stock issued in
  connection with business
  acquisitions..............         --        11,894
Other comprehensive
  income....................         --          (891)
Dividends on redeemable
  preference shares.........         --           (19)
Net loss....................         --       (19,601)
                                -------      --------
Balance, December 31,
  1997......................                   59,608
Exercise of stock options...         --         1,558
Exercise of warrants........         --
Purchases of treasury
  stock.....................         --        (5,565)
Other comprehensive
  income....................         --         2,174
Acceleration of stock option
  vesting...................         --           276
Dividends on redeemable
  preference shares.........         --           (24)
Net loss....................         --       (23,579)
                                -------      --------
Balance, December 31,
  1998......................         --        34,448
Exercise of stock options
  (unaudited)...............         --           109
Other comprehensive loss
  (unaudited)...............         --        (4,316)
Net loss (unaudited)........         --       (14,563)
                                -------      --------
Balance, June 30, 1999
  (unaudited)...............    $    --      $ 15,678
                                =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                       FOR THE YEARS ENDED DECEMBER 31,            JUNE 30,
                                                       ---------------------------------   -------------------------
                                                         1996        1997        1998         1998          1999
                                                       ---------   ---------   ---------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
Operating activities:
  Net loss...........................................  $ (6,806)   $(19,601)   $(23,579)    $(12,399)     $(14,563)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization....................       703       2,439       8,455        4,252         4,745
    Impairment loss..................................        --          --          --           --         1,566
    Amortization of deferred financing costs.........        --          74         423          212           217
    Amortization of discount on notes payable........        --         364       1,124          593           139
    Noncash compensation expense.....................     3,015          --         276           --            --
    Noncash warrant issue expense....................        --       2,294          --           --            --
  Increase (decrease) in cash resulting from changes
    in working capital items, net of effects of
    business acquisitions:
    Accounts receivable and other current assets.....    (2,050)     (2,703)     (1,271)      (2,004)       (3,511)
    Accounts payable and other liabilities...........     2,458         873         208       (1,748)        1,943
                                                       --------    --------    --------     --------      --------
      Net cash used by operating activities..........    (2,680)    (16,260)    (14,364)     (11,094)       (9,464)
                                                       --------    --------    --------     --------      --------
Investing activities:
    (Increase) decrease in marketable securities.....   (45,051)    (28,171)     52,939       34,273         5,719
    Capital expenditures.............................    (4,449)    (12,789)     (5,236)      (1,936)       (1,848)
    Acquisitions of businesses, net of acquired
      cash...........................................        --      (8,021)    (19,654)     (19,403)           --
    Additions to intangibles.........................        --      (2,403)     (3,474)         (91)          (21)
    (Increase) decrease in other assets..............    (1,114)     (2,068)      2,763        1,433        (1,261)
                                                       --------    --------    --------     --------      --------
      Net cash (used) provided by investing
        activities...................................   (50,614)    (53,452)     27,338       14,276         2,589
                                                       --------    --------    --------     --------      --------
Financing activities:
    Net proceeds from sale of subordinated
      convertible debentures.........................        --      72,750          --           --            --
    Net proceeds from sale of Common Stock...........    35,824          --          --           --            --
    Purchases of treasury stock......................      (775)         --      (5,565)          --            --
    Proceeds from exercise of stock options..........       901         743       1,558          866           109
    Proceeds from exercise of stock warrants.........       130         997          --           --            --
    Redemption of preference shares of subsidiary....        --          --      (1,159)        (209)           --
    Net borrowings under line of credit agreements...        --      (1,338)       (451)          88           (45)
    Net payments of debt obligations.................       (58)     (2,283)     (2,976)        (604)           72
    Decrease in long-term liabilities................        --          --          --         (221)           --
                                                       --------    --------    --------     --------      --------
    Net cash provided (used) by financing
      activities.....................................    36,022      70,869      (8,593)         (80)          136
                                                       --------    --------    --------     --------      --------
Effect of exchange rate changes on cash..............        --        (891)       (691)         (28)        1,457
Net (decrease) increase in cash and cash
  equivalents........................................   (17,272)        266       3,690        3,074        (5,282)
Cash and cash equivalents, beginning of period.......    22,554       5,282       5,548        5,548         9,238
                                                       --------    --------    --------     --------      --------
Cash and cash equivalents, end of period.............     5,282       5,548       9,238        8,622         3,956
Marketable securities and restricted cash, end of
  period.............................................    55,218      83,389      30,649       48,661        23,557
                                                       --------    --------    --------     --------      --------
Cash, cash equivalents and marketable securities, end
  of period..........................................  $ 60,500    $ 88,937    $ 39,887     $ 57,283      $ 27,513
                                                       ========    ========    ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                 (IN THOUSANDS)

                                                      FOR THE YEARS ENDED             SIX MONTHS ENDED
                                                          DECEMBER 31,                    JUNE 30,
                                                 ------------------------------   -------------------------
                                                   1996       1997       1998        1998          1999
                                                 --------   --------   --------   -----------   -----------
                                                                                  (UNAUDITED)   (UNAUDITED)
Net loss.......................................  $(6,806)   $(19,601)  $(23,579)    $(12,399)     $(14,563)
Other comprehensive income (loss)..............       --        (891)     2,174         (551)       (4,316)
                                                 -------    --------   --------     --------      --------
Comprehensive loss.............................  $(6,806)   $(20,492)  $(21,405)    $(12,950)     $(18,879)
                                                 =======    ========   ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

    Fuisz Technologies Ltd., a Delaware corporation, was formed on June 9, 1988 (Fuisz Technologies Ltd., together with its wholly owned subsidiaries, is referred to collectively herein as the "Company"). The Company is engaged in the development, manufacture and commercialization of a wide variety of pharmaceutical and consumer healthcare products and technologies. The Company uses its unique drug delivery technologies, including its CEFORM-Registered Trademark- and Shearform-Registered Trademark-technologies, to conduct research and development activities on behalf of pharmaceutical and consumer healthcare companies. Products flowing from these research and development efforts include drug and consumer healthcare formulations using the Company's innovative Flash
    Dose-Registered Trademark-, EZ Chew-Registered Trademark-, soft chew and Spoon Dose-Registered Trademark- formats.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The consolidated financial statements include the accounts of Fuisz Technologies Ltd. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

    RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the current year presentation.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of the foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statements of operations and cash flows. Translation adjustments are reflected as a component of other comprehensive loss in stockholders' equity and accordingly have no effect on net loss. Transaction adjustments for all foreign subsidiaries are included as part of net loss.

    The Company has made loans to certain of its foreign subsidiaries that are denominated in U.S. dollars. Currency gains and losses on loans for which settlement is planned are included as part of net loss. Currency gains and losses on loans for which no settlement is planned are reflected as a component of other comprehensive loss in stockholders' equity.

    NET LOSS PER SHARE

    Basic earnings per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period. Potential common shares are not included in the computation of diluted earnings per share if they are antidilutive. The Company did not have any dilutive potential common shares for the years ended December 31, 1996, 1997 and 1998. Net loss available to common stockholders was increased by $19,000 and $24,000 for dividends payable on redeemable preference shares for the years ended December 31, 1997 and 1998, respectively. Net loss available to common stockholders was not adjusted for the year ended December 31, 1996.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    Product sales are recognized upon delivery to customers. Product sales are recorded net of reserves for returns and discounts. The Company maintains reserves at a level that management believes is sufficient to cover estimated future returns and discounts. Research and development fees are deferred and recognized over the period of performance under the terms of the related agreements. License and other fees are recognized as revenue pursuant to the terms of the related agreements.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

    MARKETABLE SECURITIES

    Marketable securities consist of direct obligations of the United States Government and corporations with strong credit ratings with remaining maturities of one to three years. These investments are considered as available-for-sale as defined by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments are held for an unspecified period of time and are sold to meet its liquidity needs. Accordingly, the Company has classified these investments as current assets. In accordance with SFAS No. 115, unrealized gains and losses are shown as a component of stockholders' equity. Realized gains and losses were immaterial in 1996, 1997 and 1998 and are included in interest income.

    CONCENTRATION OF RISKS

    The Company has invested its excess cash generally in obligations of the United States Government, commercial paper and money market funds with strong credit ratings and deposits with a commercial bank. The Company has not experienced any losses on its investments. The Company sells its products and services without requiring collateral. However, the Company periodically assesses the financial strength of its customers and collaborative partners and provides allowances for anticipated losses when necessary. At December 31, 1997 and 1998, the allowance for doubtful accounts totaled $477,000 and $732,000, respectively.

    The Company derives a significant portion of its consolidated revenues from its European operations (see Note 16). The Company had three customers (37% from Customer B, 24% from Customer C and 17% from Customer D) during 1996 and one customer (13% from Customer A) during 1997 that accounted for more than 10% of total consolidated revenues. No single customer accounted for more than 10% of total consolidated revenues during 1998.

    INVENTORY

    Inventory is stated at the lower of cost (principally standard cost which approximates actual cost on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Furniture and equipment is carried at cost and depreciated using the straight-line method over estimated useful lives ranging from three to eight years. Buildings are carried at cost and depreciated using the straight-line method over estimated useful lives of forty years. Equipment acquired under capital leases is recorded at the present value of the lease payments and amortized over estimated useful lives ranging from three to seven years. Leasehold improvements are carried at cost and amortized using the straight-line

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    method over the lesser of the estimated useful life or the remaining lease term. Amortization of construction-in-progress will begin when construction is complete. Expenditures for maintenance and repairs are charged to operating expense when incurred. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations.

    INTANGIBLE ASSETS

    Goodwill and the cost of acquired trademarks, product licenses and patents are amortized on a straight-line basis over periods ranging from 5 to 20 years.

    LONG-LIVED ASSETS

    The Company periodically evaluates the recoverability of the carrying value of property and equipment and intangible assets. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are required to be recognized when the sum of expected future cash flows, undiscounted, are less than the assets' carrying value. No such impairment losses have been recognized to date. Such losses, if necessary, are measured based upon the sum of the discounted expected future cash flows compared to the assets' carrying value.

    DEFERRED FINANCING COSTS

    Deferred financing costs associated with the various debt issues are classified as part of other assets and are being amortized over the terms of the related debt, using the straight-line method which approximates the effective interest method. Amortization of the deferred financing costs is included in interest expense.

    INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years of differences between the financial statement and tax bases of assets and liabilities at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities, term loans and installment notes approximate fair value due to the relatively short maturity of these instruments. The fair value of the Debentures (see
    Note 11) as of December 31, 1997 and 1998 was approximately $67,500,000 and $81,000,000, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company will be required to adopt this new accounting standard beginning with the quarter ended March 31, 2000. The Company believes that the effect of adoption of SFAS No. 133 will not be significant.

3.  ACQUISITIONS

    During 1998 and 1997, the Company acquired five companies (the "Acquired Companies"), each of which has been accounted for as a purchase and, accordingly, their operating results have been included in the Company's consolidated financial statements since the respective dates of acquisition.

    FUISZ PHARMA KG

    Effective February 1, 1998, the Company completed the acquisition of all of the issued and outstanding equity interests of Dr. Rentschler GmbH & Co. Medizin KG ("Fuisz Pharma KG"), a subsidiary of Dr. Rentschler Arzneimittel GmbH & Co., a pharmaceutical sales and distribution company based in Laupheim, Germany, for an aggregate purchase price of approximately
    $19.4 million in cash. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $15.8 million is being amortized over 15 years.

    ISTORIA FARMACEUTICI

    In October 1997, the Company acquired substantially all of the outstanding stock of Istoria Farmaceutici ("Istoria"), a marketer of pharmaceutical products based in Padova, Italy. The total consideration consisted of:
    (i) 94,406 shares of common stock of the Company, valued at a price of $13.17 per share (based on the weighted average price of shares traded during the period September 9, 1997 to September 15, 1997) and
    (ii) $2.2 million in cash, which includes acquisition costs. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $2.6 million is being amortized over 10 years.

    CLONMEL HEALTHCARE LIMITED

    In September 1997, the Company acquired all of the outstanding ordinary share capital of Clonmel Healthcare Limited ("Clonmel"), a private manufacturer of branded generic pharmaceutical products in the Republic of Ireland. The total consideration of $22.7 million consisted of: (i) one million shares of common stock of the Company, valued at a price of $10.65 per share (based on the weighted average price of shares traded from July 25, 1997 to July 31, 1997), which are subject to a contractual restriction on transfer, (ii) an IR Pound Sterling 8,510,000 ($12,650,000 at the date of acquisition) non-interest bearing note due in three installments through January 2000 (the payments of which have been financed with a bank term loan facility) and (iii) related acquisition costs. In addition, $250,000 of contingent consideration was paid to the seller in 1998 since Clonmel executed certain contracts for the manufacture and supply of various pharmaceutical products. The face amount of the installment note was discounted at a rate of 10%. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $15.7 million is being amortized over 20 years.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

3.  ACQUISITIONS (CONTINUED)

    REDEEMABLE PREFERENCE SHARES. In connection with the acquisition of Clonmel, the Company assumed the obligation of the 750,000 cumulative redeemable preference shares of Clonmel. Cumulative dividends of 3% on 300,000 shares and 6.5% on 450,000 shares were payable annually. The Company redeemed the shares in 1998 at a redemption rate of IR Pound Sterling 1 per share plus accrued dividends.

    PANGEA, LTD.

    In May 1997, the Company acquired all of the outstanding capital stock of Pangea, Ltd. ("Pangea"), a U.S. nationwide marketer of nutritional supplements and skincare products, for approximately $1.1 million in cash, which includes acquisition costs. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately
    $2.0 million is being amortized over 10 years.

    Prior to the closing of the transaction, one of the Company's directors, who has since resigned from the Board, was also a director and stockholder of Pangea. At the closing, the director received $500,000 of the purchase price for his Pangea shares and repayment in full of $200,000 in loans to Pangea. In addition, the Company's Chairman was also a director of Pangea but received no compensation with respect thereto.

    LABORATOIRES MURAT

    In April 1997, the Company acquired all of the outstanding capital stock of Laboratoires Murat ("Murat"), a privately-owned pharmaceutical sales and distribution company based in Paris, France, for an aggregate purchase price of approximately $5.0 million in cash, which includes acquisition costs. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $4.5 million is being amortized over 10 years.

    PRO FORMA INFORMATION

    The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the Acquired Companies (excluding Fuisz Pharma KG) as if the acquisitions had occurred January 1, 1996 (a full year of goodwill amortization and interest cost is included for both 1997 and 1996). Pro forma information for Fuisz Pharma KG has not been provided because stand-alone financial information was not produced by the previous owner of Fuisz Pharma KG for periods prior to the acquisition on February 1, 1998.

                                                                    1996        1997
                                                                  ---------   ---------
                                                                  (IN THOUSANDS EXCEPT
                                                                   PER SHARE AMOUNTS)
    Total revenue...............................................  $ 41,813    $ 45,062
    Net loss....................................................   (10,336)    (22,059)
    Net loss per share (basic and diluted)......................  $  (0.50)   $  (1.00)

    These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had the Acquired Companies been included in the Company's consolidated financial statements as of January 1, 1996. In addition, they do not purport to be indicative of future consolidated results of operations of the Company.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

4.  MARKETABLE SECURITIES

    Marketable securities are carried at fair market value and consist of the following at December 31, 1997 and 1998:

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    U.S. Government obligations.................................  $14,213    $ 5,090
    Mortgage-backed government securities.......................    5,550      1,309
    Corporate debt securities...................................   23,929      5,912
    Asset-backed securities.....................................       --      3,014
    Equity securities...........................................       --        359
    Commercial paper/certificates of deposit....................   29,442      3,994
                                                                  -------    -------
                                                                  $73,134    $19,678
                                                                  =======    =======

5.  INVENTORY

    Inventory consists of the following at December 31, 1997 and 1998.

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    Raw materials...............................................   $1,874     $2,088
    Work in process.............................................    1,130        694
    Finished goods..............................................    2,371      2,290
                                                                   ------     ------
                                                                   $5,375     $5,072
                                                                   ======     ======

6.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, stated at cost, is comprised of the following at December 31, 1997 and 1998.

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    Buildings...................................................  $ 4,834    $ 5,729
    Production and laboratory equipment.........................   10,118     11,422
    Office furniture, computers and equipment...................    2,442      3,728
    Leasehold improvements......................................    1,107      5,305
    Construction-in-progress....................................    7,510      6,503
                                                                  -------    -------
                                                                   26,011     32,687
    Less accumulated depreciation and amortization..............   (3,070)    (6,133)
                                                                  -------    -------
                                                                  $22,941    $26,554
                                                                  =======    =======

    Construction-in-progress consists primarily of costs incurred in connection with the design and construction of the Company's manufacturing and lab facilities. Depreciation expense was $691,000, $1,279,000 and $3,004,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

7.  INTANGIBLE ASSETS

    Intangible assets, stated at cost, consist of the following at December 31, 1997 and 1998.

                                                                                         USEFUL
                                                                    1997       1998      LIVES
                                                                  --------   --------   --------
                                                                    (IN THOUSANDS)
    Goodwill....................................................  $23,649    $40,719     10-20
    Product licenses/trademarks.................................   12,016     21,048      5-10
    Patents and other...........................................      289        284      5-17
                                                                  -------    -------
                                                                   35,954     62,051
    Less accumulated amortization...............................   (1,071)    (6,501)
                                                                  -------    -------
                                                                  $34,883    $55,550
                                                                  =======    =======

    Amortization expense was $12,000, $1,160,000 and $5,451,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

8.  ACCRUED LIABILITIES AND OTHER

    Accrued liabilities and other consists of the following at December 31, 1997 and 1998.

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    Interest payable............................................   $1,090     $1,144
    Personnel costs.............................................    1,233      1,609
    Outside services............................................    1,081        682
    Facility....................................................      188        402
    Income taxes................................................       --        361
    Other.......................................................      713        994
                                                                   ------     ------
                                                                   $4,305     $5,192
                                                                   ======     ======

9.  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases certain of its office, laboratory, warehouse and operating facilities under operating leases which expire at various dates through the year 2005. Most of the leases provide the Company with certain early cancellation rights, as well as renewal options. The facility leases generally require the Company to pay for utilities, taxes, insurance and maintenance costs, in addition to the base rent, which, generally increases by 3% per annum after the first year. Total rent expense for facility leases was approximately $522,000, $818,000 and $1,334,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    The Company has an $18.0 million equipment leasing line of credit (the "Equipment LOC") with an outside group of lenders. The Equipment LOC is available through June 30, 2000 and provides equipment financing under three or four year operating leases. These operating leases provide the Company with the option after the initial lease term either to purchase the property at the then fair value or renew its lease at the then fair rental value for a negotiated renewal term. The Company has leased certain of its equipment under this Equipment LOC as well as other operating leases which expire at various dates through the year 2002. Total rent expense for equipment leases was approximately $283,000 and $1,960,000, for the years ended December 31, 1997 and 1998, respectively (1996 was not material).

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments required under operating leases as of December 31, 1998 are as follows:

YEAR                                                  (IN THOUSANDS)
----                                                  --------------
1999................................................     $ 4,272
2000................................................       4,281
2001................................................       4,133
2002................................................       2,652
2003................................................       1,172
Thereafter..........................................       2,003
                                                         -------
Total...............................................     $18,513
                                                         =======

    CAPITAL LEASES

    The Company also leases certain of its equipment under capital leases. As of December 31, 1997 and 1998, property, plant and equipment includes $251,000 and $896,000, respectively (net of $39,000 and $298,000 of accumulated amortization) of assets under capital leases. Future minimum payments under these capital leases are as follows:

YEAR                                                  (IN THOUSANDS)
----                                                  --------------
1999................................................       $269
2000................................................        240
2001................................................        236
2002................................................        189
                                                           ----
Total minimum lease payments........................        934
Less amount representing interest...................        (73)
                                                           ----
Present value of net minimum lease payments.........       $861
                                                           ====

    LEGAL PROCEEDINGS

    In February 1999, the Company brought suit against Elan Corporation, plc ("Elan") for breach of an agreement entered into in December 1998 under which Elan agreed to pay a fee to the Company for the right, until January 31, 1999, to conclude a manufacturing and licensing agreement regarding manufacturing, as a third party contractor, of certain Company products.

10. LINES OF CREDIT

    Short-term borrowings of $1,042,000 and $633,000 at December 31, 1997 and 1998, respectively, consist of borrowings by subsidiaries located outside the United States under the terms of lines of credit which allow the subsidiaries to borrow in the applicable local currency. These lines of credit total $3.5 million (using exchange rates as of December 31, 1998) and are concentrated in Ireland, France and Italy. The lines of credit generally provide borrowing at the bank reference rate plus 1-2%, which varies depending on the country where the funds are borrowed.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

11. NOTES PAYABLE

    Notes payable consists of the following at December 31, 1997 and 1998:

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    Convertible subordinated debentures.........................  $75,000    $75,000
    Term loans, net of discount of $861 in 1997.................   12,913     14,168
    Installment notes, net of discount of $594 and $870,
      respectively..............................................    4,747      2,876
    Capital leases..............................................      203        861
                                                                  -------    -------
                                                                   92,863     92,905
    Less current portion........................................   (2,679)    (2,266)
                                                                  -------    -------
    Long-term notes payable.....................................  $90,184    $90,639
                                                                  =======    =======

    CONVERTIBLE SUBORDINATED DEBENTURES. On October 22, 1997, the Company privately placed $75.0 million aggregate principal amount of 7% Convertible Subordinated Debentures (the "Debentures") due October 15, 2004, which were resold under Rule 144A and Regulation S of the Securities Act of 1933. The Company received net proceeds of approximately $72.8 million related to the sale of the Debentures. The Debentures are convertible into the Company's common stock at the option of the holder at any time at or before maturity, unless previously redeemed, at $13.25 per share, subject to adjustment upon the occurrence of certain events. The Debentures are subordinated to the Company's present and future Senior Indebtedness (as defined). The Debentures are redeemable in whole or in part, at the option of the Company, at 104%, 103%, 102% and 101% in 2000, 2001, 2002 and 2003, respectively.
    Interest is payable semiannually on April 15 and October 15.

    TERM LOANS. The Company has an IR Pound Sterling 8,451,000 ($11,902,000 and $12,592,000 as of December 31, 1997 and 1998, respectively) term loan with a bank in Ireland under which it has financed the installment note obligations in connection with the 1997 acquisition of Clonmel (see Note 3). This term loan is payable at various maturities beginning in June 2000 and ending December 2002 and bears interest at the bank's reference rate plus fees (4.3% at December 31, 1998). As collateral for the loan, the Company has pledged approximately $11.0 million in cash and all of Clonmel's assets. The cash which is pledged is shown as restricted cash in the accompanying consolidated balance sheets.

    The Company has several other term loans, in the aggregate amount of $1,872,000 and $1,576,000 as of December 31, 1997 and 1998, respectively, with banks in Ireland, France and Italy. The other term loans are payable in quarterly or annual installments plus interest generally at rates ranging from 4.0&8.5%. The other term loans mature at various dates through the year 2002.

    INSTALLMENT NOTES. The Company has an installment note obligation for the purchase of product and trademark rights, which has been discounted at a rate of 10%. The installment note is payable annually and matures in 2001.

    CAPITAL LEASES. The Company leases certain of its equipment under capital leases (see Note 9).

    The weighted average interest rate on all of the above notes payable was 6.7% at December 31, 1998. Total long-term debt maturities during each of the four years ending December 31, 2002 are $2,266,000, $2,087,000, $2,135,000 and $12,011,000. No maturities are due in 2003 and the Debentures are due in full in 2004.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

12. STOCKHOLDERS' EQUITY

    TREASURY STOCK

    In November 1996, the Company's Board of Directors authorized a stock repurchase program under which the Company is authorized to repurchase up to 1,000,000 shares of the Company's common stock for reissuance upon the exercise of employee stock options and for other compensation programs utilizing the Company's common stock. During 1996, the Company repurchased 100,000 shares at a cost of $775,000 under this program. In December 1996, the 100,000 repurchased shares were reissued to an officer/director of the Company in connection with an employment agreement. During 1998, the Company repurchased 638,200 shares for $5,565,000.

    ACCUMULATED OTHER COMPREHENSIVE INCOME

    During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. SFAS No. 130 requires unrealized gains and losses on the Company's available-for-sale securities and foreign currency translation adjustments to be included in other comprehensive income.

    Components of other comprehensive income (loss), which is included as a separate component of stockholders' equity consists of the following:

                                                                    1996        1997       1998
                                                                  ---------   --------   --------
                                                                          (IN THOUSANDS)
    Foreign currency translation adjustments....................  $     --     $(891)     $1,833
    Change in unrealized gains on marketable securities.........        --        --         341
                                                                  ---------    -----      ------
                                                                  $     --     $(891)     $2,174
                                                                  =========    =====      ======

13. CAPITAL STOCK

    OPTIONS AND STOCK PURCHASE PLANS

    The Board of Directors has adopted the 1991 Stock Option Plan (the "1991 Option Plan"), the 1994 Stock Incentive Plan (the "1994 Option Plan"), the 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"), and the 1994 Director Stock Option Plan (the "Director Option Plan") (collectively, the "Plans") under which 5,600,000 shares of Common Stock have been reserved for issuance upon exercise of options granted to officers, employees, directors and consultants of the Company.

    The Company's 1991 Option Plan provided for formula option awards to non-employee directors and discretionary awards to employees, consultants, advisors, officers, or directors of the Company. In May 1994, the Board adopted and the stockholders of the Company approved the 1994 Option Plan, the Stock Purchase Plan and the Director Option Plan and provided that no further grants may be made under the 1991 Option Plan.

    Under the Company's 1994 Option Plan, a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants may be made to the Company's employees, officers, consultants and advisors who are expected to contribute to the Company's future growth and success. The Compensation Committee of the Board of Directors administers the 1994 Option Plan and determines the price and other terms upon which awards shall be made. Stock options may be granted either in the form of incentive stock options or non-statutory stock options and are granted at fair market value. Options or other awards that are granted under the Plan but expire unexercised are available for future grants.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

13. CAPITAL STOCK (CONTINUED)

    Under the Company's Stock Purchase Plan, which has been inactive through December 31, 1998, employees and officers of the Company are eligible to participate in semiannual plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price of such shares is 85% of the fair market value of the Common Stock at the lower of the value at either the commencement date or termination date of the offering under the Stock Purchase Plan.

    The Director Option Plan provides that each new non-employee director first elected will receive a nonstatutory option to purchase 30,000 shares of Common Stock upon his or her initial election. In addition, each non-employee director will receive an annual nonstatutory option to purchase 3,000 shares of Common Stock under the Director Option Plan during his or her tenure. All options granted to directors under the Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire the earlier of 90 days after the optionee ceases to serve as a director of the Company or ten years after the date of grant. Options granted under the Director Option Plan are fully vested and are exercisable when granted.

    Options granted under the 1991 Option Plan and the 1994 Option Plan generally vest over a two- to four-year period. Options to purchase approximately 1,918,000 and 2,411,000 shares were vested and exercisable at December 31, 1997 and 1998, respectively, with weighted average exercise prices of $6.12 and $7.53, respectively. The weighted average fair value per share of options granted during 1997 and 1998 was $4.79 and $7.02, respectively. Options of approximately 469,000 shares were available for future grant at December 31, 1998, under all plans. The Company has reserved sufficient shares of Common Stock for issuance upon exercise of stock options and stock warrants. Stock option activity since December 31, 1995 is as follows:

                                                                                                            WEIGHTED
                                                                                     1994                    AVERAGE
                                                          1991       1994 STOCK    DIRECTORS                EXERCISE
                                            PRE-PLAN      STOCK      INCENTIVE       STOCK                  PRICE PER
                                             GRANTS    OPTION PLAN      PLAN      OPTION PLAN     TOTAL       SHARE
                                            --------   -----------   ----------   -----------   ---------   ---------
    Balance, December 31, 1995............   195,900    1,395,916    1,235,277       45,000     2,872,093    $ 4.57
      Granted.............................        --           --      798,350       15,000       813,350    $17.94
      Exercised...........................  (195,900)    (596,630)     (39,900)          --      (832,430)   $ 2.43
      Forfeited...........................        --      (39,750)    (345,800)          --      (385,550)   $16.38
                                            --------    ---------    ---------      -------     ---------

    Balance, December 31, 1996............        --      759,536    1,647,927       60,000     2,467,463    $ 8.02
      Granted.............................        --           --    1,246,175      100,000     1,346,175    $ 8.43
      Exercised...........................        --     (146,325)     (39,374)     (30,000)     (215,699)   $ 3.45
      Forfeited...........................        --       (1,125)    (314,834)          --      (315,959)   $22.32
                                            --------    ---------    ---------      -------     ---------

    Balance, December 31, 1997............        --      612,086    2,539,894      130,000     3,281,980    $ 7.05
      Granted.............................        --           --      830,675       38,000       868,675    $11.50
      Exercised...........................        --     (189,036)    (113,115)     (43,000)     (345,151)   $ 4.52
      Forfeited...........................        --         (469)    (249,703)      (3,000)     (253,172)     8.40
                                            --------    ---------    ---------      -------     ---------

    Balance, December 31, 1998............        --      422,581    3,007,751      122,000     3,552,332    $ 8.25
                                            ========    =========    =========      =======     =========

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

13. CAPITAL STOCK (CONTINUED)

    The following table summarizes additional information about stock options outstanding at December 31, 1998:

                                                        WEIGHTED
                                                         AVERAGE     WEIGHTED
                                                        REMAINING     AVERAGE
                                           NUMBER      CONTRACTUAL   EXERCISE      NUMBER      WEIGHTED AVERAGE
    RANGE OF EXERCISE PRICES             OUTSTANDING      LIFE         PRICE     EXERCISABLE    EXERCISE PRICE
    ------------------------             -----------   -----------   ---------   -----------   ----------------
    $ 1.7800-2.5000....................      62,500         2.3           1.78       62,500         $ 1.78
    $ 2.5001-5.0000....................     521,007         5.1           3.47      521,007           3.47
    $ 5.0001-7.5000....................     689,670         7.8           7.21      424,125           7.24
    $ 7.5001-10.0000...................   1,434,561         7.9           8.36    1,013,191           8.21
    $10.0001-12.5000...................     228,194         8.3          10.89       99,194          10.76
    $12.5001-15.0000...................     611,400         9.8          12.76      286,071          12.77
    $15.0001-25.0000...................       5,000         7.3          25.00        5,000          25.00
                                          ---------        ----      ---------    ---------         ------
                                          3,552,332         7.7      $    8.25    2,411,088         $ 7.53
                                          =========        ====      =========    =========         ======

    During 1996, the Board of Directors authorized the exchange of 134,800 stock options originally granted during 1996 under the 1994 Stock Incentive Plan at exercise prices ranging from $8.00 to $30.25 for 134,800 stock options having an exercise price of $10.375 and $7.6875, the fair market value on the dates of exchange.

    During 1997, the Board of Directors authorized the exchange of 287,500 stock options originally granted during 1996 under the 1994 Stock Incentive Plan at exercise prices ranging from $15.17 to $25.00 for 287,500 stock options having an exercise price of $7.25, the fair market value on the date of exchange.

    The Company has adopted the disclosure-only provisions of SFAS No. 123 as they pertain to financial statement recognition of compensation expense attributable to option grants. If the Company had elected to recognize compensation cost for the 1994 Stock Incentive Plan and the 1994 Director Stock Option Plan consistent with SFAS No. 123, the Company's net loss and net loss per share on a pro forma basis would be:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
                                                                          (IN THOUSANDS)
    Net loss as reported........................................  $ (6,806)  $(19,601)  $(23,579)
    Net loss pro forma..........................................   (10,931)   (24,497)   (29,417)
    Net loss per share (basic and diluted) as reported..........     (0.35)     (0.92)     (1.07)
    Net loss per share (basic and diluted) pro forma............     (0.56)     (1.15)     (1.33)

    The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
    Risk-free interest rate.....................................    6.33%      6.28%      5.29%
    Expected life of options--years.............................     6.0        6.0        6.0
    Expected stock price volatility.............................      70%        50%        60%
    Expected dividend yield.....................................     0.0%       0.0%       0.0%

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

13. CAPITAL STOCK (CONTINUED)

    WARRANTS

    In connection with the issuance of convertible notes payable in May 1994, the Company issued warrants to purchase an aggregate of 60,000 shares of Common Stock. These warrants have an exercise price of approximately $5.30 per share and expire in May 1999. As of December 31, 1998, all of these warrants are outstanding. The Company estimated a fair value of $1.24 per share of underlying Common Stock attributable to these warrants. No resulting expense was reflected on the Company's financial statements, as such amounts were immaterial.

    In connection with a line of credit agreement entered into in October 1995, the Company issued warrants to purchase 132,000 shares of Common Stock at an exercise price of $5.00 per share. As of December 31, 1998, 120,000 of these warrants are outstanding. The Company estimated a fair value of $1.69 per share of underlying Common Stock attributable to these warrants. Because the line of credit was terminated in December 1995, the resulting expense of $224,000 was fully amortized to expense during the fourth quarter of 1995.

    In June 1997, the Company entered into a license agreement (the "Agreement") with ConAgra, Inc. ("ConAgra"). Pursuant to the Agreement, the Company granted to ConAgra a warrant to purchase one million shares of Common Stock at $25.00 per share. The warrant became fully exercisable on August 11, 1997 and expires on August 11, 2007, subject to an early termination date of December 15, 2002 if certain revenue milestones are not achieved. The Company recorded a noncash charge equal to the fair value of the warrant of $2.3 million in the third quarter of 1997.

    All of the warrants issued by the Company contain anti-dilutive provisions that adjust the number of shares of Common Stock available for purchase under the warrant or the exercise price, upon the subsequent issuance of certain equity securities or equivalents below the respective exercise prices of the warrants. During 1997, warrantholders exercised 194,828 warrants (originally granted prior to 1994) generating proceeds to the Company of approximately $997,000. During 1998, warrantholders exercised 12,000 warrants (originally granted in 1995) resulting in the issuance of 7,025 shares of Common Stock and the cancellation of 4,975 warrants as payment for the exercise. At December 31, 1998, warrantholders could purchase an aggregate number of shares of Common Stock totaling 1,180,000 at exercise prices ranging from $5.00 to $25.00 per share.

14. RELATED PARTY TRANSACTIONS

    On December 31, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") to sell all of the issued and outstanding share capital of FuiszDrugstore.com Ltd. ("FuiszDrugstore"), then a wholly-owned subsidiary of the Company, to a corporation owned by Richard C. Fuisz, M.D. ("Dr. Fuisz"). At the Closing, which took place in
    February 1999, the Company delivered the shares, which were transferred to RxDrugstore.com Limited ("RxDrugstore.com") and received consideration of $100,000 in cash and 200,000 shares of common stock of RxDrugstore.com (which represents 5% of the issued and outstanding shares of common stock of RxDrugstore.com). The Company will account for its 5% investment in RxDrugstore.com using the cost method. Prior to the Closing, FuiszDrugstore was engaged in sales of drugstore products over the Internet.

    In connection with the Stock Purchase Agreement, in February 1999, the Company and a wholly-owned subsidiary of Dr. Fuisz (the "Subsidiary") concluded a 20 year license agreement (the "License Agreement"), which grants the Subsidiary the non-exclusive right to sell Licensed Products (as that term is defined in the License Agreement) through the Internet. The license covers all existing products of the Company as well as certain additional products developed by the Company over the next four years. In

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

14. RELATED PARTY TRANSACTIONS (CONTINUED)

    consideration for the license, the Company received a non-interest bearing promissory note for $2.4 million, payable by the Subsidiary in four annual installments commencing on December 31, 1999.

    Dr. Fuisz, a director of the Company, is a director and greater than 10% stockholder of RxDrugstore.com. The purchase price was determined by the Company's management and approved by the Board of Directors. Dr. Fuisz did not participate in the determination of the purchase price or the deliberations of the Board.

15. INCOME TAXES

    The provision for income taxes for the years ended December 31, 1996, 1997 and 1998 is summarized as follows:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
                                                                          (IN THOUSANDS)
    Current:
      Federal...................................................    $ --       $ --       $ --
      State.....................................................      --         --         --
      Foreign...................................................      --         --        162
    Deferred:
      Federal...................................................      --         --         --
      State.....................................................      --         --         --
      Foreign...................................................      --         --        199
                                                                    ----       ----       ----
    Total provision.............................................    $ --       $ --       $361
                                                                    ====       ====       ====

    The tax effects of the temporary differences giving rise to the Company's deferred taxes at December 31, 1997 and 1998 are as follows:

                                                                    1997       1998
                                                                  --------   --------
                                                                    (IN THOUSANDS)
    Net operating loss carryforwards............................  $21,012    $31,407
    General business credit carryforwards.......................      204        204
    Other.......................................................    1,181         92
    Valuation allowance.........................................  (22,397)   (31,703)
                                                                  -------    -------
      Net deferred taxes........................................  $    --    $    --
                                                                  =======    =======

    Realization of net deferred tax assets at the balance sheet dates is dependent on the Company's ability to generate future taxable income which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1997 and 1998.

    As of December 31, 1998, the Company has available net operating loss carryforwards of approximately $83,408,000 and general business credit carryforwards of $204,000. These loss and credit carryforwards expire at various dates beginning in 1998. There may be limitations on the annual utilization of these net operating losses and general business credits as a result of certain changes in ownership that have occurred since the Company's inception. The Company's total net operating loss carryforwards include $15,982,000 related to the exercise of non-qualified stock options. The tax benefit of $6,073,000 related to the exercise of these options will be credited to stockholders' equity when realized.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

15. INCOME TAXES (CONTINUED)

    The Company's tax provision for the years ended December 31, 1996, 1997 and 1998 differs from the statutory rate for Federal income taxes as a result of the tax effect of the following factors:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
    Statutory rate..............................................    (34.0)%    (34.0)%    (34.0)%
    State income taxes, net of federal benefit..................     (4.0)      (4.0)      (4.0)
    Permanent differences.......................................     16.9        0.6        0.4
    Foreign taxes...............................................       --         --        1.6
    Valuation allowance.........................................     21.1       37.4       37.6
                                                                  -------    -------    -------
    Effective tax rate..........................................       --         --        1.6 %
                                                                  =======    =======    =======

16. SEGMENT INFORMATION

    During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report financial and descriptive information about its reportable operating segments. The accounting policies of the segments are the same as those described in Note 2, "Summary of Significant Accounting Policies." Segment data includes a charge for management fees allocating a portion of corporate headquarters' costs to each of its operating segments. The Company is engaged in the development, manufacture and commercialization of a wide variety of pharmaceutical and consumer healthcare products. To achieve these objectives, the Company has three reportable segments: Pharmaceutical Operations, Pharmaceutical Research and Development and Consumer Healthcare.

        PHARMACEUTICAL OPERATIONS. This segment includes the selling and distribution of a wide variety of pharmaceutical products through five of the Company's subsidiaries: Fuisz Pharma KG, Murat, Istoria, Pangea and Clonmel. These companies operate as pharmaceutical marketing and distribution companies and sell various pharmaceutical products for which they own product marketing rights through their distribution channels. This segment also includes the Company's manufacturing operations, which through December 31, 1998, have principally taken place at the manufacturing facilities of Clonmel. The products sold by this segment are either manufactured by Clonmel or by third parties contracted by the Company.

        PHARMACEUTICAL RESEARCH AND DEVELOPMENT. This segment includes research and development efforts focused on developing pharmaceutical products for the Company's collaborators as well as Company-funded products for future collaboration. The Company's collaborative arrangements typically provide for a customer-funded development project and contemplate a licensing arrangement under which, if a product is commercialized by the collaborative partner, the Company would receive license fees, royalty payments from product sales and manufacturing revenue.

        CONSUMER HEALTHCARE. This segment includes product research and development efforts primarily focused on developing food and nutraceutical products for the Company's collaborators as well as the manufacture and sale of such products through conventional distribution channels. Through December 31, 1998, this segment's operations have principally been focused on research and development activities. The Company's collaborative arrangements are structured similar to those of the Pharmaceutical Research and Development segment.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

16. SEGMENT INFORMATION (CONTINUED)

    Segment information for 1996, 1997 and 1998 is as follows:

                                                                     PHARMACEUTICAL
                                                    PHARMACEUTICAL    RESEARCH AND     CONSUMER
                                                      OPERATIONS      DEVELOPMENT     HEALTHCARE    TOTAL
                                                    --------------   --------------   ----------   --------
                                                                           (IN THOUSANDS)
    Revenues:
      1996........................................     $    --          $  7,227        $ 1,299    $  8,526
      1997........................................      11,968             6,389          3,841      22,198
      1998........................................      47,898            11,617          1,704      61,219
                                                       -------          --------        -------    --------

    Net operating loss:
      1996........................................          --            (8,630)        (1,149)     (9,779)
      1997........................................      (1,519)          (16,958)        (2,647)    (21,124)
      1998........................................      (1,249)          (15,287)        (3,709)    (20,245)

    Identifiable assets(1):
      1996........................................          --            69,083             --      69,083
      1997........................................      58,644           111,476             --     170,120
      1998........................................      84,040            61,696             --     145,736

    Depreciation and amortization(1):
      1996........................................          --               703             --         703
      1997........................................       1,430             1,009             --       2,439
      1998........................................       6,263             2,192             --       8,455

    Capital expenditures(1):
      1996........................................          --             4,449             --       4,449
      1997........................................       5,911             6,878             --      12,789
      1998........................................       3,048             2,188             --       5,236
    ------------------------

    (1) Asset information for the Consumer Healthcare segment is aggregated with the Pharmaceutical Research and Development segment since the Company does not produce such information internally by segment.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

16. SEGMENT INFORMATION (CONTINUED)

    Summarized financial information by geographic region for 1996, 1997 and 1998 is as follows:

                                                                  NORTH AMERICA    EUROPE     TOTAL
                                                                  -------------   --------   --------
                                                                            (IN THOUSANDS)
    Revenues:
      1996......................................................     $  8,526     $    --    $  8,526
      1997......................................................       12,948       9,250      22,198
      1998......................................................       19,766      41,453      61,219
                                                                     --------     -------    --------

    Net operating income (loss):
      1996......................................................       (9,779)         --      (9,779)
      1997......................................................      (19,322)     (1,802)    (21,124)
      1998......................................................      (20,352)        107     (20,245)
                                                                     --------     -------    --------

    Identifiable assets:
      1996......................................................       69,083          --      69,083
      1997......................................................      107,353      62,767     170,120
      1998......................................................       56,100      89,636     145,736
                                                                     --------     -------    --------

17. SUPPLEMENTAL CASH FLOW DISCLOSURE

    Supplemental cash flow disclosure for the years ended December 31 1996, 1997 and 1998 is as follows:

                                                                    1996       1997       1998
                                                                  --------   --------   --------
                                                                          (IN THOUSANDS)
    Supplemental cash flow disclosures:

      Cash paid for interest....................................    $52      $   105     $5,452
                                                                    ===      =======     ======
      Noncash investing and financing activities:

        Equipment acquired under capital leases.................    $--      $    --     $  893
                                                                    ===      =======     ======
        Offering and acquisition costs financed in accounts
          payable...............................................    $--      $   406     $   --
                                                                    ===      =======     ======
        Common stock issued in connection with business
          acquisitions..........................................    $--      $11,894     $   --
                                                                    ===      =======     ======
        Issuance of installment notes in connection with
          business and product acquisitions, net of discount of
          $2,082................................................    $--      $15,437     $   --
                                                                    ===      =======     ======
        Accrued dividends.......................................    $--      $    19     $   24
                                                                    ===      =======     ======

18. CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements of the COMPANY have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain material respects from

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

18. CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    those applicable in Canada ("Cdn. GAAP"). The material differences as they apply to the Company's financial statements are as follows:

    a)  Reconciliation of net income under US and Cdn. GAAP:

                                                                         YEAR ENDED DECEMBER 31,
                                                                      ------------------------------
                                                                        1996       1997       1998
                                                                      --------   --------   --------
        Net loss according to US GAAP...............................  $(6,806)   $(19,601)  $(23,579)
        Cdn. GAAP adjustments
          Discount on convertible subordinated debentures(i)........       --        (189)    (1,136)
                                                                      -------    --------   --------
          Net unrealized gain on marketable securities(ii)..........       --          --        341
        Net loss according to Cdn. GAAP.............................  $(6,806)   $(19,790)  $(24,374)
                                                                      -------    --------   --------
        Loss per share according to Cdn. GAAP.......................  $ (0.35)   $  (0.93)  $  (1.10)
                                                                      =======    ========   ========
        ------------------------

        (i) Under Cdn. GAAP, convertible debt is recorded at the present value of the principal and interest cash flows discounted at the company's borrowing rate (estimated at 10%). The difference between the present value and the face value of the debt is recorded as additional paid-in capital. The present value of the debt is accreted to the face value over the term of the debt using the effective interest method.

        (ii) Under Cdn. GAAP, unrealized gains and losses on marketable securities are recorded as a component of net loss.

    b)  Comprehensive loss

       There is no requirement to disclose comprehensive loss under Cdn. GAAP.

    c)  The component of stockholders equity under Cdn. GAAP are as follows:

                                                                         DECEMBER 31,
                                                                      -------------------
                                                                        1997       1998
                                                                      --------   --------
        Common shares...............................................  $    222   $    225
        Additional paid-in capital..................................   107,032    108,863
        Warrants....................................................     2,300      2,300
        Accumulated deficit(i)......................................   (49,055)   (72,317)
        Treasury stock..............................................        --     (5,565)
        Cumulative translation adjustment(i)........................      (891)       942
                                                                      --------   --------
          Total stockholders' equity................................  $ 59,608   $ 34,448
                                                                      ========   ========
        ------------------------

        (i) There is no requirement to disclose comprehensive loss under Cdn. GAAP. Accumulated other comprehensive loss has been included in accumulated deficit, except for the portion of accumulated other comprehensive loss attributable to the cumulative effect of foreign currency translation adjustments which has been disclosed separately.

    d) Under US GAAP, the Company's statements of cash flows are prepared pursuant to the provisions of SFAS No. 95, STATEMENT OF CASH FLOWS. For purposes of Cdn. GAAP, the Company has elected to adopt the provisions of CICA Handbook Section 1540, CASH FLOW STATEMENTS, which provisions are

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

18. CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

       substantially the same as SFAS No. 95. Accordingly, there are no reconciling differences related to the Company's statements of cash flows under US and Cdn. GAAP.

19. UNAUDITED INTERIM INFORMATION

    BASIS OF PRESENTATION

    The unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations and changes in cash flows as of and at the end of the periods presented. The unaudited interim financial information should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

    INVENTORY

    Inventory consists of the following at June 30, 1999:

                                                              JUNE 30, 1999
                                                              --------------
                                                              (IN THOUSANDS)
Raw materials...............................................       $3,480
Work in process.............................................          876
Finished goods..............................................        1,550
                                                                   ------
                                                                   $5,906
                                                                   ======

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities, term loans and installment notes, approximates fair value due to the relatively short maturity of these instruments. As of June 30, 1999, the fair value of the $75.0 million aggregate principal amount of 7% Convertible Subordinated Debentures due October 15, 2004, was approximately $35.6 million.

    OTHER OPERATING EXPENSES

    The Company recorded nonrecurring charges of $5.7 million during the second quarter. The nonrecurring expenses include approximately a $1.6 million charge for impairment of goodwill associated with the Company's Pangea unit as discussed in Note 5 as well as a $3.6 million charge relating to expenses associated with an employee head-count reduction program (including severance) and other expenses concerning executive resignations, among others.

    SEGMENT INFORMATION

    The Company is engaged in the development, manufacture and commercialization of a wide variety of pharmaceutical and consumer healthcare products. To achieve these objectives, the Company has three

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

19. UNAUDITED INTERIM INFORMATION (CONTINUED)

    reportable segments: Pharmaceutical Operations, Pharmaceutical Research and Development and Consumer Healthcare.

    PHARMACEUTICAL OPERATIONS. This segment includes the selling and distribution of a wide variety of pharmaceutical products through five of the Company's subsidiaries: Laboratoires Murat ("Murat"), Pangea, Ltd. ("Pangea"), Clonmel Healthcare Limited ("Clonmel"), Istoria Farmaceutici ("Istoria") and Dr. Rentschler GmbH & Co. Medizin KG ("Fuisz Pharma KG"). These companies operate as pharmaceutical marketing and distribution companies and sell various pharmaceutical products for which they own product marketing rights through their distribution channels. This segment also includes the Company's manufacturing operations, which through June 30, 1999, have principally taken place at the manufacturing facilities of Clonmel. The products sold by this segment are either manufactured by Clonmel or by third parties contracted by the Company.

    As a result of Pangea's inability to achieve improvements specified in business plans developed by management over prior business cycles, including efforts to help improve product sales and attract new distributors to its marketing program, Pangea has incurred recurring losses since its acquisition in 1997. Pangea continued operating at a loss for the first half of 1999. Accordingly, the Company recorded a $1.6 million impairment charge in the second quarter which represents a complete write-down of the unamortized balance of goodwill acquired in connection with the acquisition of Pangea.

    PHARMACEUTICAL RESEARCH AND DEVELOPMENT. This segment includes research and development efforts focused on developing pharmaceutical products for the Company's collaborative partners as well as Company-funded products for future collaboration. The Company's collaborative arrangements typically provide for a customer-funded development project and contemplate a licensing arrangement under which, if a product is commercialized by the collaborative partner, the Company would receive license fees, royalty payments from product sales and manufacturing revenue.

    CONSUMER HEALTHCARE. This segment includes product research and development efforts primarily focused on developing consumer healthcare products for the Company's collaborative partners as well as the manufacture and sale of such products through conventional distribution channels. The Company's collaborative arrangements are structured similarly to those of the Pharmaceutical Research and Development segment.

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

19. UNAUDITED INTERIM INFORMATION (CONTINUED)

    Segment information for the three months and six months ended June 30, 1998 and 1999 is as follows:

                                                                 PHARMACEUTICAL
                                           PHARMACEUTICAL         RESEARCH AND            CONSUMER
                                             OPERATIONS            DEVELOPMENT           HEALTHCARE               TOTAL
                                         -------------------   -------------------   -------------------   -------------------
                                          THREE       SIX       THREE       SIX       THREE       SIX       THREE       SIX
                                          MONTHS     MONTHS     MONTHS     MONTHS     MONTHS     MONTHS     MONTHS     MONTHS
                                          ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                         JUNE 30    JUNE 30    JUNE 30    JUNE 30    JUNE 30    JUNE 30    JUNE 30    JUNE 30
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS)
   Revenues:
     1998..............................  $12,130    $23,977    $ 3,951    $ 6,031    $   223    $   299    $ 16,304   $ 30,307
     1999..............................    9,273     18,337      4,252     14,729      1,730      2,809      15,255     35,875
   Operating loss:
     1998..............................      285        556     (3,386)    (8,346)    (1,922)    (3,058)     (5,023)   (10,848)
     1999..............................   (2,480)    (3,210)    (8,437)    (5,355)    (1,116)    (1,863)    (12,033)   (10,428)
   Identifiable assets(1):
     1998(2)...........................       --     84,040         --     61,696         --         --          --    145,736
     1999..............................       --     71,162         --     54,089         --         --          --    125,251
   --------------------------

    (1) As balance sheet items, identifiable assets are presented as six-month ended June 30 figures. Asset information for the Consumer Healthcare segment is aggregated with the Pharmaceutical Research and Development segment since the Company does not produce such information internally by segment.

    (2) Information is as of December 31, 1998.

    SUBSEQUENT EVENT

    Proposed Merger with Biovail Corporation International. The Company entered into a Merger Agreement (the "Merger Agreement") with Biovail Corporation International ("Biovail") dated as of July 25, 1999. Pursuant to the Merger Agreement, Biovail has commenced a cash tender offer for that number of shares that would result in Biovail owning 49% of the outstanding common stock, par value $.01 of the Company ("Common Stock"). The Merger Agreement contemplates that the Company will subsequently become a wholly-owned subsidiary of Biovail. In connection with the Merger, all remaining outstanding shares of Common Stock will be exchanged for Common Stock of Biovail. The Merger is subject to completion of the tender offer, approval by the Company's stockholders and satisfaction or waiver of certain other conditions. Consummation of the tender offer or the Merger may significantly affect the future operations, capital requirements and liquidity of the Company in manners that differ from those originally contemplated by management. The transaction will be accounted for by the purchase method of accounting for business combinations. The transaction is subject to regulatory approvals in the United States, and Europe.

    Proposed sale of continental European operations. Fuisz has entered into a non-binding letter of intent for the sale of certain of its continental European operations and the rights to a particular product.

    CONTINGENCIES

    On July 2, 1999, the Company received a demand for arbitration filed by Kenneth W. McVey and Casteldermot Limited, relating to a dispute over severance benefits with Mr. McVey, the Company's former Chief Executive Officer. The demand arises from the Company's action to withhold from payments under the McVey Agreement amounts that would have been payable to the IRS if, after Mr. McVey became CEO of the Company, Mr. McVey's compensation constituted U.S. source income subject to tax withholding. The

                    FUISZ TECHNOLOGIES LTD. AND SUBSIDIARIES

19. UNAUDITED INTERIM INFORMATION (CONTINUED)

    amounts that have been withheld from payment under the McVey Agreement have been deposited and are included in restricted cash and other liabilities on the balance sheet.

    CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") which differ in certain material respects from those applicable in Canada ("Cdn. GAAP"). The material differences as they apply to the Company's financial statements are as follows:

    a)  Reconciliation of net income under US and Cdn. GAAP:

                                                                          SIX MONTHS
                                                                        ENDED JUNE 30,
                                                                      -------------------
                                                                        1998       1999
                                                                      --------   --------
        Net loss according to US GAAP...............................  $(12,399)  $(14,563)
        Cdn. GAAP adjustments
          Discount on convertible subordinated debentures(i)........      (614)      (737)
                                                                      --------   --------
        Net loss according to Cdn. GAAP.............................  $(13,013)  $(15,300)
                                                                      --------   --------
        Loss per share according to Cdn. GAAP.......................  $  (0.58)  $  (0.70)
                                                                      ========   ========
        ------------------------

        (i) Under Cdn. GAAP, convertible debt is recorded at the present value of the principal and interest cash flows discounted at the company's borrowing rate (estimated at 10%). The difference between the present value and the face value of the debt is recorded as additional paid-in capital. The present value of the debt is accreted to the face value over the term of the debt using the effective interest method.

    b)  Comprehensive loss

       There is no requirement to disclose comprehensive loss under Cdn. GAAP.

    c)  The components of stockholders equity under Cdn. GAAP are as follows:

                                                                      JUNE 30,
                                                                        1999
                                                                      --------
        Common shares...............................................  $    225
        Additional paid-in capital..................................   108,972
        Warrants....................................................     2,300
        Accumulated deficit(i)......................................   (86,880)
        Treasury stock..............................................    (5,565)
        Cumulative translation adjustment(i)........................    (3,374)
                                                                      --------
          Total stockholders' equity................................  $ 15,678
                                                                      ========
        ------------------------

        (i) There is no requirement to disclose comprehensive loss under Cdn. GAAP. Accumulated other comprehensive loss has been included in accumulated deficit, except for the portion of accumulated other comprehensive loss attributable to the cumulative effect of foreign currency translation adjustments which has been disclosed separately.

    d) Under US GAAP, the Company's statements of cash flows are prepared pursuant to the provisions of SFAS No. 95, STATEMENT OF CASH FLOWS. For purposes of Cdn. GAAP, the Company has elected to adopt the provisions of CICA Handbook Section 1540, Cash Flow Statements, which provisions are substantially the same as SFAS No. 95. Accordingly, there are no reconciling differences related to the Company's statements of cash flows under US and Cdn. GAAP.

                               COMPILATION REPORT

To the Board of Directors of
Biovail Corporation

    We have reviewed, as to compilation only, the accompanying pro forma combined statement of operations for the year ended December 31, 1999, which has been prepared for inclusion in the short form prospectus of Biovail Corporation dated March 15, 2000, relating to the issue of US$300,000,000 6.75% Convertible Subordinated Preferred Equivalent Debentures due March 31, 2025 of Biovail Corporation.

    In our opinion, the pro forma combined statement of operations has been properly compiled to give effect to the transactions and assumptions described in the accompanying notes thereto.

Toronto, Canada                                       (Signed) ERNST & YOUNG LLP
March 15, 2000                                             Chartered Accountants

               COMMENTS FOR UNITED STATES READERS ON CANADIAN AND
                      UNITED STATES REPORTING DIFFERENCES

    The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial information. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial information. To report in conformity with United States standards on the reasonableness of pro forma adjustments and their application to the pro forma financial information requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying pro forma combined financial statements.

Toronto, Canada                                       (Signed) ERNST & YOUNG LLP
March 15, 2000                                             Chartered Accountants

                              BIOVAIL CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                                                 CANADIAN GAAP
                                                                                     -------------------------------------
                                                                    JAN 1 - NOV 12           PROFORMA ADJUSTMENTS
                                                                    --------------   -------------------------------------
                                                       BIOVAIL          FUISZ        DIVESTITURE    PRO FORMA    PRO FORMA
                                           NOTES     CONSOLIDATED    TECHNOLOGIES     NOTE 2.1     ADJUSTMENTS   COMBINED
                                          --------   ------------   --------------   -----------   -----------   ---------
Revenue
  Product sales.........................               $ 99,526        $ 36,152       $(14,181)                  $121,497
  Research and development..............                 52,260           1,022             --                     53,282
  Royalty and licensing.................    2.5          24,706          13,919           (326)        (7,500)     30,799
                                                       --------        --------       --------       --------    --------
                                                        176,492          51,093        (14,507)        (7,500)    205,578
                                                       --------        --------       --------       --------    --------
Expenses
  Cost of goods sold....................                 35,078          21,989         (5,355)                    51,712
  Research and development..............                 33,130          21,836             --                     54,966
  Selling, general and administrative...                 29,602          20,287        (10,292)                    39,597
  Amortization of goodwill, in-process
    research & development, and other
    intangibles.........................    2.2           3,165           4,603             --          7,894      15,662
  Other operating expenses..............                     --           5,861             --             --       5,861
                                                       --------        --------       --------       --------    --------
                                                        100,975          74,576        (15,647)         7,894     167,798
                                                       --------        --------       --------       --------    --------
Operating income........................                 75,517         (23,483)         1,140        (15,394)     37,780
Equity in loss of Biovail
  Technologies Inc......................    2.4          (1,618)                            --          1,618          --
Interest (expense) income, net..........    2.3          (9,152)         (4,810)         1,295         19,341       6,674
Gain on disposal of long term
  investments...........................                  1,948                                                     1,948
Foreign currency loss...................                     --          (1,856)         1,085                       (771)
                                                       --------        --------       --------       --------    --------
Income (loss) before income taxes.......                 66,695         (30,149)         3,520          5,565      45,631
Provision for (recovery of) income
  taxes.................................                  4,215              --             --             --       4,215
                                                       --------        --------       --------       --------    --------
Net income (loss).......................                 62,480         (30,149)         3,520          5,565      41,416
Charges on Convertible Subordinated
  Preferred Equivalent Debentures.......    2.6              --              --             --        (21,610)    (21,610)
                                                       --------        --------       --------       --------    --------
Net income (loss) attributable to common
  shareholders..........................               $ 62,480        $(30,149)      $  3,520       $(16,045)   $ 19,806
                                                       ========        ========       ========       ========    ========
Net earnings (loss) per share...........               $   1.22                                                  $   0.35
Weighted average number of common shares
  outstanding...........................                 51,271                                                    55,974

                              BIOVAIL CORPORATION

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
      (U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

    The accompanying pro forma statements have been prepared by the management of Biovail based on the audited consolidated financial statements of Biovail as at and for the year ended December 31, 1999, and the unaudited consolidated financial statements of Fuisz for the period from January 1, 1999 to November 12, 1999, adjusted to reflect classifications consistent with the presentation adapted by Biovail. The accounting policies used in the preparation of the pro forma statements are those disclosed in Biovail's audited consolidated financial statements. The unaudited consolidated financial statements of Fuisz have been prepared in accordance with U.S. GAAP, and any material differences between Canadian GAAP and U.S. GAAP have been adjusted.

    In the opinion of the management of Biovail these pro forma statements include all adjustments necessary for a fair presentation of pro forma statements.

    The pro forma statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated, or of the results which may be obtained in the future. In preparing these pro forma statements, except as otherwise noted, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Biovail and Fuisz.

    The pro forma statements should be read in conjunction with the description of the acquisition in the audited consolidated financial statements of Biovail as at and for the year ended December 31, 1999 and notes thereto, included in this prospectus, and the audited consolidated financial statements for Fuisz as at and for the year ended December 31, 1998 and notes thereto, also included in this prospectus.

2.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

    The pro forma statements incorporate the following assumptions:

    - Acquisition of Fuisz and the sale of certain European sales and marketing operations

    - Issuance of $300 million 6.75% Convertible Subordinated Preferred Equivalent Debentures pursuant to this offering

    - Issuance of 2,000,000 common shares pursuant to a concurrent offering

    - Repayments of the $125 million US Dollar Senior Notes at 10 7/8% due 2005 with proceeds of the Convertible Subordinated Preferred Equivalent Debentures and common share offerings.

    These pro forma statements give effect to the following assumptions and adjustments as if they had occurred on January 1, 1999.

    2.1 DIVESTITURE OF CERTAIN FUISZ OPERATIONS

       To adjust for the divestiture of certain European operations of Fuisz and a particular product, CEBUTID, which were sold by Fuisz prior to the acquisition by Biovail. The results of these European operations are excluded from the Company's Pro Forma Combined Statements of Operations. No gain or loss is to be reflected in Biovail's financial statements relating to these disposals as these operations have been included in the purchase price equation at their fair value.

       These pro forma financial statements do not adjust for the effects of the sale of another Fuisz operation, Clonmel Healthcare Ltd. which was identified for sale as part of the acquisition. Biovail has

                              BIOVAIL CORPORATION

                                  (UNAUDITED)
      (U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND UNLESS OTHERWISE STATED)

2.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (CONTINUED)

       reached an agreement to sell all of the issued and outstanding shares of Clonmel. The transaction is expected to close in early 2000. Please see Management Discussion and Analysis for a description of the effect on these pro forma financial statements of this divestiture.

    2.2 AMORTIZATION OF GOODWILL

       To record the incremental cost of $7.9 million related to the amortization of goodwill, in-process research and development ("IPR&D") and other intangibles, arising from the acquisition, over amortization expense from continuing operations previously recorded by Fuisz and Biovail of $3.6 million.

    2.3 INTEREST EXPENSE

        (i) To eliminate interest of $5.0 million for December 31, 1999 recorded as interest on the 7% Convertible Subordinated Debentures of Fuisz which became immediately payable following the commencement of an offer to purchase for cash all the outstanding 7% Convertible Subordinated Debentures on November 17, 1999. This has been recorded as if the transaction had occurred on January 1, 1999 in the pro forma financial statements.

        (ii) To eliminate interest of $13.6 million for December 31, 1999 recorded as interest on the $125 million US Dollar Senior Notes due 2005 which will be repaid with proceeds of the convertible preferred securities and common share offering. The retirement of the Senior Notes will result in a loss which has not been included in the pro forma financial statements.

       (iii) To eliminate amortization of deferred financing costs of $0.7 million on the $125 million US Dollar Senior Notes due 2005 for the year ended December 31, 1999, recorded as a component of interest expense.

    2.4 EQUITY IN LOSS OF FUISZ TECHNOLOGIES LTD.

       To eliminate the equity loss of Fuisz for the period September 3, to November 12, 1999. During this period, Biovail had a 49% interest in Fuisz and applied equity accounting for this investment.

    2.5 TERMINATION OF CONTRACT

       Fuisz is a party to agreements relating to licenses of Fuisz' technology for use in the manufacture and development of products. Biovail is in the process of renegotiating or terminating certain of these agreements. Therefore, the license fees associated with these agreements have been eliminated.

    2.6 CHARGES ON CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES

       To record charges of $21.1 million on the $300 million Convertible Subordinated Preferred Equivalent Debentures which will be issued pursuant to this offering assuming this transaction occurred on January 1, 1999.

       To record amortization of deferred financing costs of $0.5 million, recorded as a component of charges on the $300 million Convertible Subordinated Preferred Equivalent Debentures which will be issued pursuant to this offering assuming this transaction occurred on January 1, 1999.

                              BIOVAIL CORPORATION

                                  (UNAUDITED)
      (U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND UNLESS OTHERWISE STATED)

3.  PER SHARE DATA

    The pro forma calculation of basic earnings (loss) per common share was based on the weighted average number of common shares outstanding during the period, after giving effect to the stock split described below, as calculated below:

                                                                      PRO FORMA
                                                                     COMBINED FOR
                                                                      YEAR ENDED
                                                                  DECEMBER 31, 1999
                                                                  ------------------
    Biovail weighted average shares outstanding.................      51,272,000
    Deduct: effect of shares issued re Fuisz....................        (385,892)
    Fuisz average shares outstanding converted to equivalent
      Biovail shares (0.1197 exchange ratio)....................       2,850,014
    Fuisz options exercised and converted to equivalent Biovail
      shares (0.1197 exchange ratio)............................         238,296
    Biovail shares issued pursuant to a concurrent offering.....       2,000,000
                                                                      ----------
    Total.......................................................      55,974,418
                                                                      ==========

4.  RECONCILIATION OF PRO FORMA RESULTS REPORTED UNDER CANADIAN GAAP WITH
    U.S. GAAP

    Biovails's accounting policies are consistent in all material aspects with US GAAP with the following exceptions:

                                                                      YEAR ENDED
    PRO FORMA NET INCOME RECONCILIATION                           DECEMBER 31, 1999
    -----------------------------------                           ------------------
                                                                    (IN THOUSANDS)
    Net Income attributable to common shareholders--Canadian
      GAAP......................................................       $ 19,806
                                                                       --------
    Adjustments:
      Amortization of purchased in-process research and
        development (I).........................................          7,894
      Reversal/(Write off) of product launch costs (II).........            426
      Collection of warrant receivable (III)....................         (4,028)
      Compensation cost for employee stock options (IV).........         (7,641)
      Acquired product rights (V)...............................        (25,000)
      Accretion on Convertible Subordinated Preferred Equivalent
        Debentures (VI).........................................            900
                                                                       --------
    Net loss attributable to common shareholders................       $ (7,643)
                                                                       ========
    Net loss per common share--U.S. GAAP
      Basic.....................................................       $  (0.14)
    Common share effect of GAAP differences in period...........       $  (0.49)

     I. For the purpose of reporting under US GAAP, companies are required to immediately write-off IPR&D. Under Canadian GAAP, IPR&D has been capitalized and is being amortized over its useful life of fifteen years. Under Canadian GAAP amortization of IPR&D for the year was $7.9 million. Under US GAAP, the IPR&D of $136.2 million is written off immediately but has not been reflected in the reconciliation above.

                              BIOVAIL CORPORATION

                                  (UNAUDITED)
      (U.S. DOLLARS, EXCEPT PER SHARE FIGURES AND UNLESS OTHERWISE STATED)

4. RECONCILIATION OF PRO FORMA RESULTS REPORTED UNDER CANADIAN GAAP WITH U.S. GAAP (CONTINUED)

    II. For the purpose of reporting under US GAAP, companies are required to write off certain product launch and advertising costs incurred during the year. The adjustment represents the portion of the product launch and advertising costs currently expensed under Canadian GAAP which have been previously written off under US GAAP.

    III. For the purpose of reporting under US GAAP, companies are required to record in paid-up capital an amount equal to the proceeds attributable to warrants as determined at the time of their issuance, along with an offsetting contra equity account, "Warrant subscription receivable". The contra account is amortized over the life of the warrants. Under Canadian GAAP, the offsetting amount was recorded as an immediate reduction in retained earnings.

    IV. For the purpose of reporting under US GAAP, companies are required to account for compensation expense arising from certain employee stock option plans under the provisions of Accounting Principles Board
        No. 25. No such expense is required under Canadian GAAP.

     V. For the purpose of reporting under US GAAP, companies are required to write-off the cost of intangibles that are purchased from others for research and development projects that have no alternative future use at the time of acquisition. Under Canadian GAAP, these costs have been capitalized.

    VI. For the purpose of reporting under US GAAP, companies are required to record charges on the Convertible Subordinated Preferred Equivalent Debentures at the coupon rate of 6.75%. Under Canadian GAAP, the interest is recorded at the effective yield rate taking into consideration the ascribed fair value attributable to the convertible feature.